UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ADIENT PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adient plc

Proxy Statement and Notice of

2022 Annual General Meeting of Shareholders

Important Notice Regarding the Availability of Proxy

Materials for the Annual General Meeting of Shareholders

to be held on March 8, 2022

The Notice of Annual General Meeting, Proxy Statement and the 2021

Annual Report are available at https://materials.proxyvote.com/G0084W.

NOTICE OF 2022

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ADIENT PLC:

What:	2022 Annual General Meeting of Shareholders

When:	1:00 p.m., local time, on Tuesday, March 8, 2022

Where:	25-28 North Wall Quay, IFSC, Dublin 1, Ireland

Items of Business:	1. To elect, by separate resolutions, the following nine directors for a period of one year, expiring at the end of Adient’s Annual General Meeting of Shareholders in 2023:
	Julie L. Bushman	Douglas G. Del Grosso	José M. Gutiérrez
	Peter H. Carlin	Ricky T. Dillon	Frederick A. Henderson
	Raymond L. Conner	Richard Goodman	Barb J. Samardzich

2.   To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2022 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration;

3. To approve, on an advisory basis, our named executive officer compensation, as described in the accompanying Proxy Statement;

4. To renew the Board of Directors’ authority to issue shares under Irish law;

5. To renew the Board of Directors’ authority to opt-out of statutory preemption rights under Irish law;

6. To receive and consider Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2021 and the reports of the directors and auditors thereon and to review the affairs of Adient; and

7. To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Proposals 1, 2, 3 and 4 are ordinary resolutions, which require the approval of a simple majority of votes cast at the meeting, assuming a quorum is present. Proposal 5 is a special resolution, which requires at least 75% of the votes cast at the meeting, and is conditional upon the approval of Proposal 4, as required by Irish law. There is no requirement under Irish law that Item 6 related to the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2021, or the directors’ and auditors’ reports thereon, be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. Adient’s Irish Statutory Accounts will be available at https://materials.proxyvote.com/G0084W on or about February 4, 2022.

Who Can Vote:	Shareholders of record at the close of business on January 12, 2022.

Voting:	YOUR VOTE IS VERY IMPORTANT. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder of Adient to attend, speak and vote on your behalf. Proxies may be appointed at the times and in the manner set out in the proxy card.

Annual General Meeting Admission:	If you wish to attend the Annual General Meeting in person, please refer to the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement for further details.

Annual General Meeting Questions:

PLEASE NOTE: The Annual General Meeting is expected to last less than 30 minutes. If you have any questions about the Annual General Meeting, please:

      •      e-mail Shareholder.Services@adient.com; or

      •      call 1-734-254-3330.

By Order of the Board of Directors,

Heather M. Tiltmann

Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary

January 25, 2022

Adient plc 25-28 North Wall Quay, IFSC Dublin 1, Ireland

January 25, 2022

Dear Shareholder:

The Adient plc 2022 Annual General Meeting of Shareholders will convene on Tuesday, March 8, 2022, at 1:00 p.m., local time, at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a copy of the Proxy Statement and 2021 Annual Report by mail. Please refer to the accompanying Proxy Statement, which details the business we will conduct at the Annual General Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We believe this process will expedite the receipt of proxy materials by our shareholders and will lower the costs and reduce the environmental impact of our Annual General Meeting. Accordingly, on or about January 25, 2022, we will mail to our shareholders either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement, our 2021 Annual Report and our Irish Statutory Accounts for fiscal year 2021 via the Internet, as well as how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement will also contain instructions about how you can request a paper copy of the proxy materials. Shareholders should not regard the 2021 Annual Report, which includes our audited financial statements, or our Irish Statutory Accounts as proxy solicitation materials. Even if you have elected not to receive printed proxy materials, you may access them electronically at https://materials.proxyvote.com/G0084W.

For information on how to attend the Annual General Meeting, please read the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement.

To ensure that you have a say in the governance of Adient, the compensation of its executive officers and the other matters presented for vote at the 2022 Annual General Meeting of Shareholders, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Adient.

Special Precautions Due to COVID-19 Concerns:

The well-being of all attendees and participants at the 2022 Annual General Meeting is a primary concern for Adient and in this context we are monitoring developments in relation to the COVID-19 pandemic. While all shareholders are invited to attend the 2022 Annual General Meeting, it will proceed subject to the guidance issued by the Irish government and the Department of Health of Ireland or any other governmental agency in place at the time of the meeting and such other measures as the board of directors of Adient considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the 2022 Annual General Meeting.

Adient may take additional procedures or place limitations on meeting attendees, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

Shareholders are strongly encouraged to vote their shares by proxy as the preferred means of fully and safely exercising their rights. Personal attendance at the Annual General Meeting may present a health risk to shareholders and others and may not be possible as a result of public health restrictions that may be in place on the date of the Annual General Meeting.

In the event that any alternative arrangements may be advisable or required due to public health recommendations regarding containment of COVID-19, which may include the closure of, or restrictions on, access to the meeting venue, we will promptly communicate this to shareholders by an announcement in a press release, on the investor relations page of https://investors.adient.com/ and a filing with the Securities and Exchange Commission. We advise shareholders to monitor the page regularly, as circumstances may change on short notice.

Thank you for your continued support of Adient.

Sincerely,

ADIENT PLC

Frederick A. Henderson	Douglas G. Del Grosso
Chair of the Board	President and Chief Executive Officer

PROXY STATEMENT	1
QUESTIONS AND ANSWERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	8
DIRECTOR NOMINEES	9
CORPORATE GOVERNANCE HIGHLIGHTS	13
CORPORATE GOVERNANCE	13
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	18
BOARD AND COMMITTEE INFORMATION	20
PROPOSAL TWO: RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2022 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION	23
AUDIT COMMITTEE REPORT	24
PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION	26
COMPENSATION DISCUSSION AND ANALYSIS	27
HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT	43
EXECUTIVE COMPENSATION TABLES	44
NON-EMPLOYEE DIRECTOR COMPENSATION	52
PROPOSAL FOUR: AUTHORIZATION OF THE BOARD TO ISSUE SHARES UNDER IRISH LAW	54
PROPOSAL FIVE: AUTHORIZATION OF THE BOARD TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
DELINQUENT SECTION 16(a) REPORTS	58
OTHER MATTERS AT THE ANNUAL GENERAL MEETING	59

PROXY STATEMENT

The Board of Directors (the “Board”) of Adient plc, an Irish public limited company (the “Company”, “Adient”, “our”, “us” or “we”), is soliciting proxies for our 2022 Annual General Meeting of Shareholders (“Annual General Meeting”). You are receiving, or have been given access to, this Proxy Statement because you own Adient ordinary shares that entitle you to vote at the Annual General Meeting. By use of a proxy you can vote your shares, whether or not you attend the Annual General Meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision. The Board recommends a vote “FOR” on each proposal requiring shareholder approval.

Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, on or about January 25, 2022, we will mail to our shareholders of record and beneficial owners as of the close of business on the Record Date (as defined below), either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement, our 2021 Annual Report and our Irish Statutory Accounts for fiscal year 2021, via the Internet, as well as how to vote online. Shareholders receiving a Notice of Internet Availability of Proxy Materials will not receive printed copies of the proxy materials unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided in “Questions and Answers” below.

QUESTIONS AND ANSWERS

ANNUAL GENERAL MEETING PURPOSE

Q:	What is the purpose of the Annual General Meeting?

A:

At the Annual General Meeting, shareholders will act upon or consider the matters outlined in the Notice of the 2022 Annual General Meeting of Shareholders. These include (i) the election of directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Adient’s independent auditor for fiscal year 2022, (iii) the approval, on an advisory basis, of named executive officer compensation, as described in this Proxy Statement, (iv) renewing the Board’s authority to issue shares under Irish law, (v) renewing the Board’s authority to opt-out of statutory preemption rights under Irish law, and (vi) the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2021 and the reports of the directors and auditors thereon and to review the affairs of Adient (under Irish law there is no requirement for shareholder approval of this item (vi)).

VOTING AND PROXY MATERIALS

Q:	Who can vote?

A:	If you held ordinary shares of Adient as of the close of business on January 12, 2022 (the “Record Date”), then you are entitled to one vote per share on each proposal at the Annual General Meeting.

Q:	What is the quorum requirement of the Annual General Meeting?

A:

A majority of the ordinary shares issued and outstanding as of the close of business on the Record Date constitutes a quorum for voting at the Annual General Meeting. On the Record Date, 94,766,379 ordinary shares were issued and outstanding and entitled to vote at the Annual General Meeting. If you vote (or if a plan trustee votes your shares for you) or attend the Annual General Meeting in person (even if you do not vote), then your shares will be part of the quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum for purposes of the proposals.

Q:	What are the voting recommendations of the Board and what are the voting standards?

A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of directors	“FOR” each nominee	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
2. Ratification of Adient’s independent auditor and authorization of the Board, acting through the Audit Committee, to set auditors’ remuneration	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory approval of named executive officer compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
4. Renewal of the Board’s authority to issue shares under Irish law	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
5. Renewal of the Board’s authority to opt-out of statutory preemption rights under Irish law	“FOR”	75% of the Votes Cast: Votes that shareholders cast “for” must meet or exceed 75% of the total votes cast	Not counted as votes cast and therefore have no effect

* Because this shareholder vote is advisory, it will not be binding on the Board or Adient. However, the Human Capital and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

There is no requirement under Irish law that Item 6 related to the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2021, or the related directors’ and auditors’ reports thereon, be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at http://www.proxyvote.com;

•	by toll-free telephone at 1-800-690-6903;

•	by completing and mailing your proxy card if you received a copy by mail; or

•	by written ballot at the Annual General Meeting.

We encourage you to vote by Internet because it is the most cost-effective voting method. If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

Q:	When are brokers permitted to vote your shares?

A:

Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, then your broker is only permitted to vote on your behalf on “routine” matters, such as the ratification of our independent auditor and approval of the auditors’ remuneration. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote to approve named executive officer compensation) and corporate governance proposals.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:

•

Own shares in “street name” through a broker, bank or other nominee and you do not vote: For all proposals that shareholders will consider at the Annual General Meeting, other than Proposal 2, if you own shares in street name and do not direct your broker how to vote your shares on the proposals, the result is a broker non-vote. We believe that Proposal 2 — ratification of our independent auditor and authorization of the Board, acting through the Audit Committee, to set the auditors’ remuneration — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. Broker non-votes will not impact Proposals 1, 3, 4 and 5.

•

Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual General Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.

•

Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in this manner if the trustee does not receive your voting directions by March 3, 2022.

•

Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal 1, “for” Proposals 2, 3, 4 and 5 and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual General Meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual General Meeting by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•

giving written notice of revocation addressed to and received by the Secretary at Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170; or

•	completing a written ballot at the Annual General Meeting.

Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:	Who will count the votes?

A:

We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as Inspector of Election. Information about Broadridge is available at http://www.broadridge.com. Broadridge will use an automated system to tabulate the votes.

Q:	Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:

SEC rules allow us to make our proxy materials available to shareholders via the Internet. As a result, and as part of our sustainability efforts, we are mailing a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, to many of our shareholders. This Notice includes instructions on how to access our proxy materials by the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process saves us the cost of printing and mailing documents and reduces the impact of the Annual General Meeting on the environment.

Q:	How can shareholders request paper copies of the proxy materials?

A:	Shareholders may request that paper copies of the proxy materials, including an annual report, Proxy Statement and proxy card, be sent to them without charge by:

•	visiting http://www.proxyvote.com;

•	e-mailing sendmaterial@proxyvote.com with your personal 16-digit control number in the subject line; or

•	calling 1-800-579-1639.

When making a request, please have your personal 16-digit control number available; that control number was included in the Notice of Internet Availability of Proxy Materials. To ensure timely delivery of the proxy materials before the Annual General Meeting, any request should be made no later than February 22, 2022.

Q:	How can I access the proxy materials over the Internet?

A:

In addition to being posted at https://materials.proxyvote.com/G0084W, you can access the Proxy Statement and the 2021 Annual Report in the “Investors Relations” section of our website at http://investors.adient.com/financial-information/shareholder-meeting. We do not use software that identifies visitors accessing our proxy materials on our website.

Q:	How can I elect to receive proxy materials for future Annual General Meetings electronically?

A:

If you wish to contribute to our sustainability efforts by electing to receive proxy materials for future Annual General Meetings electronically, please visit http://www.proxyvote.com and follow the enrollment instructions. You will need the 16-digit control number printed in the box located on the proxy card or as provided in the Notice of Internet Availability of Proxy Materials. Your election to access proxy materials electronically will remain in effect until you revoke it.

Q:	What does it mean if I get more than one request to vote?

A:

It means your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and “street name” shares. You should vote the shares on all of your proxy cards or voting instructions provided to you in the Notice of Internet Availability of Proxy Materials using one of the four ways to vote. We encourage you to have all of your shares registered in the same name and address. Registered shareholders may do this by contacting our transfer agent, Equiniti Trust Company, toll-free at 1-866-927-3880, while shareholders who own their shares in “street name” (through a broker, bank or nominee) should contact their broker.

Q:	If more than one shareholder lives in my household and I receive a paper copy of this Proxy Statement, how can I obtain an extra copy of the Proxy Statement?

A:

If you own your shares in “street name” (through a broker, bank or nominee), your broker, bank or nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless we have received prior instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Upon written or oral request, shareholders may revoke their consent to future householding mailings, or enroll in householding, by contacting their broker, bank or nominee. Alternatively, you may request a separate set of proxy materials for the Annual General Meeting by contacting our fulfillment center at 1-800-579-1639. The materials will be promptly delivered to you at no cost. You may also access the Proxy Statement and 2021 Annual Report online at https://materials.proxyvote.com/G0084W.

ANNUAL	GENERAL MEETING ATTENDANCE

Q:	Who can attend the Annual General Meeting?

A:

All shareholders as of the close of business on the Record Date can attend the Annual General Meeting. Seating at the Annual General Meeting, however, is limited. To accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the Annual General Meeting. In addition, in light of the ongoing COVID-19 pandemic, there may be further restrictions on travel to, or on in-person attendance at, the Annual General Meeting. We strongly encourage you to vote by Internet to ensure your vote is counted.

Q:	What do I need to do to attend the Annual General Meeting?

A:	To be admitted into the Annual General Meeting, please follow these instructions:

•

if shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring proof of your ownership of our ordinary shares and a form of identification; or

•	if a broker or other nominee holds your shares, bring proof of your ownership of our ordinary shares through such broker or nominee and a form of identification.

Please note, that in light of the ongoing COVID-19 pandemic, there may be further restrictions on travel to, or otherwise in-person attendance at, the Annual General Meeting that may impact your ability to attend the Annual General Meeting. We strongly encourage you to vote by Internet to ensure your vote is counted.

PROXY SOLICITATION COST

Q:	How much did this proxy solicitation cost?

A:

We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson LLC will help us solicit proxies from all brokers and nominees at a cost to us of $13,800 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

2023 SHAREHOLDER PROPOSALS

Q:	How do I recommend or nominate someone to be considered as a director for the 2023 Annual General Meeting of Shareholders?

A:	You may recommend any person as a candidate for director for the 2023 Annual General Meeting of Shareholders (the “2023 Annual General Meeting”) by writing to the Office of the Secretary at Adient plc, 49200 Halyard Drive, Plymouth, Michigan 48170. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Criteria and Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance — Director Nominee Selection and Evaluation” section of this Proxy Statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the 2023 Annual General Meeting or recommend the candidate to the Board for appointment to fill a vacancy on the Board.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our Articles of Association and applicable law. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely for the 2023 Annual General Meeting, the notice must be received between November 8, 2022 and December 8, 2022. The notice must include all of the information required by our Articles of Association and applicable law including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data and qualifications, as well as the written consent of the person to be named in our Proxy Statement as a director nominee and to serve as a director. Under our Articles of Association, the nominee must also timely deliver to our Secretary a written questionnaire with respect to the background and qualification of such individual and a written representation and agreement (in the form provided by the Secretary), as well as submit to a formal background check. Our Articles of Association also provide proxy access rights that permit eligible shareholders to nominate candidates for election to the Board in our Proxy Statement. Eligible shareholders who wish to nominate a proxy access candidate must follow the procedures described in our Articles of Association.

Q:	How can I submit a Rule 14a-8 shareholder proposal to be included in Adient’s proxy materials for the 2023 Annual General Meeting?

A:

Pursuant to Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive shareholder proposals that are intended to be included in our proxy materials for the 2023 Annual General Meeting by September 27, 2022 to consider them for inclusion in our proxy materials for the 2023 Annual General Meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.

Q:	What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2023 Annual General Meeting?

A:

A shareholder who intends to propose business at the 2023 Annual General Meeting (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Articles of Association. Adient’s Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2023 Annual General Meeting (other than pursuant to Rule 14a-8) no sooner than November 8, 2022 and no later than December 8, 2022.

If we receive the notice before November 8, 2022, unless the notice is re-submitted within the required timeframe, or after December 8, 2022, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2023 Annual General Meeting. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2023 Annual General Meeting, then the persons named in the proxies that the Board requests for the 2023 Annual General Meeting may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS

Q:	Where can I find Corporate Governance materials for Adient?

A:

We have provided the Audit Committee Charter, Human Capital and Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Corporate Governance Guidelines, Ethics Policy, Regulation FD Policy, Insider Trading Policy and Related Party Transactions Policy on our website at http://investors.adient.com/corporate-governance/governance-documents. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 trading reports) are available at http://investors.adient.com/financial-information/sec-filings.

The Ethics Policy is applicable to the members of the Board and to all of our officers and employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website. However, we are not including the information contained on, or that can be accessed through, our website as part of, or incorporating it by reference into, this Proxy Statement.

You may receive a copy of our Corporate Governance materials free of charge by:

•	calling 1-734-254-3330;

•	e-mailing Shareholder.Services@adient.com;

•	visiting the website at http://www.adient.com; or

•	writing to Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.

Q:	What is the process for reporting possible violations of Adient’s policies?

A:

Possible violations of applicable laws and our policies, including our Ethics Policy, may be anonymously reported by phone, mobile device, or through web reporting. Our toll-free domestic and international numbers, as well as our web reporting capability, can be found at http://adient.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Heather M. Tiltmann, our Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, at co-general.counsel@adient.com, or to the attention of Ms. Tiltmann at 49200 Halyard Drive, Plymouth, Michigan 48170.

Reports of possible violations of the Ethics Policy by our executive officers or of our financial or accounting policies may be made to the Chair of the Audit Committee. Reports of such possible violations may be sent to the attention of the Chair of the Audit Committee at 49200 Halyard Drive, Plymouth, Michigan 48170.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Articles of Association state the Board may be comprised of not less than two nor more than twelve members with the exact number determined by resolution of the Board. The current size of the Board is nine members.

At the Annual General Meeting all directors will be elected to hold office for a term expiring at the end of the 2023 Annual General Meeting or until the director’s earlier retirement. In order to be elected as a director, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Under Adient’s Articles of Association, if a director nominee does not receive a majority of the votes cast, he or she will cease to hold office at the close of the Annual General Meeting.

For further information regarding the Board, please see the “Corporate Governance” section of this Proxy Statement. The following biographies summarize the experiences, qualifications, attributes and skills that qualify our director nominees and continuing directors to serve as directors of Adient. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

DIRECTOR NOMINEES

There are nine nominees for election to the Board at this Annual General Meeting. Each of the nine nominees, if elected, will serve through the 2023 Annual General Meeting or until the director’s earlier retirement. Forty-four percent of Board is gender (22%) or racially/ethnically (22%) diverse. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election, all of whom are current directors of Adient.

Julie L. Bushman	Director since 2016 Age 60

Retired Executive Vice President, International Operations of 3M Company (a diversified technology company). Ms. Bushman served in this role from 2017 to April 2020. Previously, Ms. Bushman served as Senior Vice President, Business Transformation and Information Technology of 3M from 2013 to 2017, as Executive Vice President Safety & Graphics Business of 3M from 2012 to 2013 and as Executive Vice President Safety, Security and Protection Services Business of 3M from 2011 to 2012.

Ms. Bushman previously served as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M and as Division Vice President, Occupational Health and Environmental Safety Division of 3M. Ms. Bushman also serves as a director and Audit Committee member at each of Bio-Techne Corp. and Phillips 66. Ms. Bushman previously served as a director of Johnson Controls, Inc. until 2016.

Ms. Bushman brings to the Board manufacturing and technical expertise, management and information technology experience and global business experience from her roles in the management of different 3M Company departments and divisions.

Peter H. Carlin	Director since 2018 Age 49

Professional investor and former Managing Director at Blue Harbour Group, L.P. (an investment management firm) from 2014 to July 2020. Prior to joining Blue Harbour Group, Mr. Carlin was a Managing Member of Estekene Capital from 2009 to 2013, a Deputy Portfolio Manager at Alson Capital and a Buyside Research Analyst at Sanford Bernstein & Co. Mr. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. Mr. Carlin also served as a director and a member of the Audit Committee, Nominating & Governance Committee and Risk Oversight Committee of Investors Bancorp, Inc. from 2017 to 2019. Mr. Carlin also serves as a member of the Saddle Point Management, L.P. (a registered investment adviser) investment team in connection with its sponsorship of Advanced Merger Partners, Inc. (a blank check company whose business purpose is to effect a merger) since February 2021.

Mr. Carlin’s experience working with financial institutions through the capital markets brings valuable expertise to the Board. In addition, the Board considers Mr. Carlin’s financial and leadership skills, as well as his background and experience as a professional investor to be important assets to the Board.

Raymond L. Conner	Director since 2016 Age 66

Retired Vice Chairman, The Boeing Company (an aerospace, commercial jetliners and military defense systems company). Mr. Conner served as Vice Chairman of The Boeing Company from 2013 to 2017 and as President and Chief Executive Officer of Boeing Commercial Airplanes from 2012 to 2016. Prior to those positions, Mr. Conner served as Executive Vice President of The Boeing Company, and led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes. He previously served as Vice President and General Manager of Supply Chain Management and Operations for Boeing Commercial Airplanes, Vice President of Sales for Commercial Airplanes for Boeing Commercial Airplanes and as Vice President of Sales for the Americas for Boeing. Mr. Conner held other positions of increasing responsibility since joining The Boeing Company in 1977. Mr. Conner serves as a director and a member of the Safety Committee and the

Compensation Committee of Alaska Air Group, Inc. Mr. Conner previously served as a director of Carrix, Inc. until 2021 and as a director of Johnson Controls, Inc. until 2016.

Mr. Conner brings to the Board his extensive manufacturing and technical expertise, global leadership experience and insight into government affairs from his executive roles at Boeing.

Douglas G. Del Grosso	Director since 2018 Age 60

President and Chief Executive Officer of Adient since October 2018. Mr. Del Grosso was the President and Chief Executive Officer of Chassix Holdings, Inc. (a supplier of chassis, brake and powertrain components) from 2016 to 2018. He also served as President and Chief Executive Officer of Henniges Automotive, Inc. (a provider of sealing systems, anti-vibration components and encapsulated glass systems) from 2012 to 2015. Mr. Del Grosso previously served as Vice President and General Manager of TRW Automotive (a supplier of automotive systems, modules and components) and, prior to that, as President and Chief Operating Officer of Lear Corporation (a manufacturer of automotive seating and electrical distribution systems). Mr. Del Grosso has served as a director and member of the Audit Committee of Cabot Corporation since April 2020. He previously served on the Board of Directors of Lincoln Educational Services Corporation from 2014 to 2015. Mr. Del Grosso is also a member of the board of directors of the trade association National Association of Manufacturers and is a trustee of the Conference Board, Committee for Economic Development, serving on the Globalization and Education committees.

Mr. Del Grosso brings to the Board substantial automotive industry leadership and operational expertise, including significant experience in improving operating performance and efficiencies as well as restructuring experience from his various leadership roles in the automotive industry. Mr. Del Grosso also has deep relationships with customers in the automotive industry. Mr. Del Grosso has a broad strategic vision for Adient and can offer valuable leadership concerning Adient’s day-to-day operations and business affairs.

Ricky T. “Rick” Dillon	Director since 2021 Age 51

Executive Vice President and Chief Financial Officer of Enerpac Tool Group (a premier global industrial tools and services company) since December 2016. Prior to joining Enerpac Tool Group, Mr. Dillon served as Executive Vice President and Chief Financial Officer of Century Aluminum Co. (a global producer of primary aluminum) June 2014 to December 2016. Prior to that, Mr. Dillon served as Vice President-Finance Global Surface Mining Group and Vice President-Controller and Chief Accounting Officer of Joy Global Inc. (a leading manufacturer and servicer of high productivity mining equipment) from November 2009 to June 2014. Prior to joining Joy Global Inc., Mr. Dillon served as Vice President-Business Planning and Analysis and Vice President-Controller and Chief Accounting Officer at Newell Brands (a global consumer products company) from 2006 to 2009, and Vice President-Controller and Chief Accounting Officer at Briggs & Stratton Corporation (a producer of gasoline engines for outdoor power equipment) from 2002 to 2006. Mr. Dillon is a member of the Marquette University Board of Trustees and the College of Business Leadership Council. He also serves on the Board of Directors for College Possible Milwaukee. Mr. Dillon is a certified public accountant.

Mr. Dillon brings to the Board extensive manufacturing and executive leadership expertise. In addition, Mr. Dillon brings financial acumen, global financial management, risk management and auditing expertise developed through his public accounting experience and many years of service as chief financial officer, chief accounting officer, and corporate controller for large, publicly-traded companies. Mr. Dillon was originally recommended as a director nominee by a third party search firm.

Richard Goodman	Director since 2016 Age 73

Retired senior finance executive, PepsiCo, Inc. (a global food and beverage company). Mr. Goodman previously served as Executive Vice President of Global Operations of PepsiCo from 2010 until his retirement in 2011 and as Chief Financial Officer of PepsiCo from 2006 to 2010. He previously served in a variety of senior financial positions at that company, including Chief Financial Officer of PepsiCo International, CFO of PepsiCo Beverages International and General Auditor. Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman serves as a director, a member of the Audit Committee and member of the Compensation and Benefits Committee of The Western Union Company. He serves on the Board of Trustees of Howard University. Mr. Goodman previously served as a director of Pattern Energy Group until March 2020, Kindred Healthcare, Inc. until 2018, and Johnson Controls, Inc. until 2016.

Mr. Goodman brings to the Board years of global financial management, risk management and auditing expertise as well as valuable experience in mergers and acquisitions, investment and corporate finance he possesses from his many years of service at large, international corporations. Mr. Goodman also brings to the Board his experience of serving as a director of other global public companies.

José M. Gutiérrez	Director since 2019 Age 60

Retired Senior Executive Vice President, Executive Operations, AT&T Services, Inc., a unit of AT&T, Inc. (a leading provider of telecommunications, media and technology services globally). Mr. Gutiérrez served in this role from 2014 to 2016. Previously, he served as President of AT&T Wholesale Solutions, a unit of AT&T, Inc., from 2012 to 2014 and as President and Chief Executive Officer of AT&T Advertising Solutions, a subsidiary of AT&T, Inc., from 2010 to 2012. Mr. Gutiérrez serves as a director, the Chair of the Audit and Finance Committee, and member of the Compensation and Incentives Committee of Denny’s Corporation (a franchised full-service restaurant chain). Mr. Gutiérrez previously served as a director of Dr. Pepper Snapple Group, Inc. (an integrated brand owner, manufacturer and distributor of non-alcoholic beverages) until 2018.

Mr. Gutiérrez brings to our Board extensive executive leadership experience from his over 25 years at AT&T, including experience leading significant transformations. In addition, Mr. Gutiérrez brings financial acumen and risk management experience developed through his experience in public accounting and his executive experience heading large business units of a publicly-traded company, as well as public company board experience.

Frederick A. “Fritz” Henderson	Director since 2016 Age 63

Chair of the Board of Adient since October 2018 and Principal of The Hawksbill Group (a provider of strategic advisory services) since May 2018. Mr. Henderson served as interim Chief Executive Officer of Adient from June 2018 to September 2018. Mr. Henderson also served as Chairman and Chief Executive Officer of SunCoke Energy, Inc. (a producer of coke, a principal raw material in the blast furnace steelmaking process) and of SunCoke Energy Partners GP LLC (the general partner of SunCoke Energy Partners L.P., the publicly-traded master limited partnership of which SunCoke Energy, Inc. was a sponsor, and a coke producer and coal handling and mixing service company) from 2011 to 2017 and 2013 to 2017, respectively. He served as a Senior Vice President of Sunoco, Inc. until SunCoke’s initial public offering. He previously served in a number of senior management capacities at General Motors, including President and Chief Executive Officer, President and Chief Operating Officer and Vice Chairman and Chief Financial Officer. Mr. Henderson serves as Chairman of the Board of Directors and member of the Governance and Nominating Committee of Arconic Corp. Mr. Henderson also serves as a director and as chair of the Audit Committee of Horizon Global Corporation and as a director, chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of Marriott International, Inc. He is Chair of the Board of Trustees of the Alfred P. Sloan Foundation. Mr. Henderson previously served as a director of Compuware Corp. and chair of its Audit Committee until 2014.

Mr. Henderson brings to the Board his extensive global senior management experience in the automotive and other manufacturing industries. In addition, he is an experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, financial expertise, managerial, management development and compensation and health, environment and safety experience.

Barb J. Samardzich	Director since 2016 Age 63

Retired Vice President and Chief Operating Officer, Ford of Europe GmbH (an automotive and mobility company). Ms. Samardzich served in this role from 2013 to 2016. She served as Vice President, Product Development, Ford of Europe GmbH from 2011 to 2013. She previously served as Vice President, Global Product Programs and Vice President, Powertrain Engineering. She held several key leadership roles in Ford’s Product Development organization and served in a variety of positions in Ford’s Powertrain Engineering organization. Prior to joining Ford in 1990, Ms. Samardzich worked as a thermal design engineer in Westinghouse Electric’s nuclear fuels division. Ms. Samardzich is also a director of AB SKF (listed on the Stockholm Stock Exchange) and BRP, Inc. (listed on the Toronto Stock Exchange). Ms. Samardzich previously served as a director of MTS Systems Corporation and as a member of its Compensation Committee until 2017 and as a director of Velodyne LiDAR and as a member of its Audit Committee and chair of its Compensation Committee until 2021.

Ms. Samardzich brings to the Board her extensive experience and knowledge of global automotive company operations issues, including manufacturing, quality, product development, purchasing, sustainability, environmental and safety engineering. In addition, she is an experienced senior leader in the automotive industry.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE HIGHLIGHTS

Adient believes good governance is a critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve the long-term interests of Adient and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

✓ Annual election of all directors

✓ Majority voting for directors

✓ 89% of Board is independent

✓ 44% of Board is gender (22%) or ethnically (22%) diverse

✓ Board Chair and Chief Executive Officer (“CEO”) roles separated

✓ Independent Board Chair

✓ Proxy access right granted to shareholders

✓ Audit, Human Capital and Compensation and Corporate Governance Committees composed entirely of independent directors

✓ Executive sessions of independent directors regularly held at Board meetings

✓ Annual Board, committee and director evaluations

✓ Share ownership guidelines for directors and executives

✓ Commitment to corporate sustainability

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a framework for the effective governance of Adient. These guidelines address matters such as the Board’s duties and responsibilities, director independence, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and succession, Board orientation and training and the ethical conduct of Adient’s directors, officers and employees. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Board Leadership Structure

Adient’s Corporate Governance Guidelines provide the Board with the flexibility to determine whether the Chair and CEO roles should be separate or combined based upon Adient’s needs and the Board’s assessment of Adient’s leadership. The Board periodically evaluates whether the best interests of Adient’s shareholders are served if roles of the Chair and CEO are separate or combined.

The Board believes that having an independent director serve as Chair is the appropriate leadership structure for Adient at this time because it allows our CEO to focus on executing our strategic plan and managing our operations and performance, while allowing the Chair to focus on the effectiveness of the Board. The Board recognizes that no single leadership model is right for all companies at all times and, as noted above, may re-evaluate its leadership structure in the future.

Executive Sessions

The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the independent Chair has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda. The Board regularly held executive sessions in fiscal year 2021, with Mr. Henderson, the independent Chair, chairing these sessions.

Board Oversight of Risk

Adient’s Board, as a whole or through its committees, oversees an enterprise-wide approach to risk management that is intended to achieve Adient’s long-term strategic and organizational objectives and enhance shareholder value. Management is responsible for the day-to-day management of the risks that Adient will face, while the Board, as a whole and through its committees, will have the responsibility for the oversight of risk management.

In this risk oversight role, the Board is responsible for ensuring that the risk management framework, and any supporting processes implemented by management, are adequate and functioning as designed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by engaging in discussions with management regarding areas of particular interest or significance. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to committee functions, which are set forth below. The Board also considers the significant risks to Adient during its reviews of corporate strategy and business plans.

The following table summarizes the primary areas of risk oversight of the Board and its committees:

Board/Committee	Primary Areas of Risk Oversight

Full Board	The Board oversees matters that may present a material risk to Adient’s operations, plans, prospects or reputation, including the risks and exposures associated with significant capital expenditures, acquisitions and divestitures, management succession and development planning, major litigation and regulatory exposures, as well as the strategic, financial and execution risks and exposures associated with the annual operating plan, including those in the areas of sustainability and environmental, social and governance (“ESG”) matters.

Audit Committee	The Audit Committee reviews major risk exposures relating to financial reporting, tax, treasury, internal controls, information technology security (including cybersecurity and data privacy) and legal and regulatory matters, and the steps Adient will take, and has taken, to detect, monitor and actively manage such exposures. The Audit Committee also conducts a review with Adient’s Chief Legal and Human Resources Officer of legal, compliance and regulatory matters that could have a material impact on Adient’s financial statements or Adient’s business, including material notices to or inquiries received from governmental agencies.

Corporate Governance Committee	The Corporate Governance Committee reviews the risks and exposures relating to Adient’s corporate governance, director independence, conflicts of interest, ethics and compliance, director compensation program, director candidates, and succession planning programs and policies. The Committee also oversees Adient’s ESG strategies, initiatives, policies and practices, as well as the Company’s public disclosures of ESG matters.

Human Capital and Compensation Committee	The Human Capital and Compensation Committee oversees the risks and exposures associated with leadership assessment, management succession planning, recruiting, retention, executive compensation programs and arrangements, including Adient’s incentive plans, and human capital and diversity, equity and inclusion policies and strategies, including periodically reviewing trends and key metrics.

Management’s Role in Risk Oversight. Adient’s management supports the Board and its committees in Adient’s enterprise-wide approach to risk management. Adient has embedded an enterprise risk management (“ERM”) program across its core business, which is aligned with initiatives that involve the Audit Committee, executive management and other personnel. The ERM program’s goal is to foster a culture of risk awareness to enhance Adient’s ability to achieve its mission, vision, strategic objectives and strengthen its competitive position. The ERM program has been designed to identify, assess, prioritize and manage major risk exposures that could affect Adient’s ability to execute on its corporate strategy and fulfill its business objectives. The ERM program has been designed to enable the Audit Committee and management to collectively review the effectiveness of Adient’s risk management practices and capabilities, and Adient’s risk exposure and risk tolerance and to elevate key risks to the Board.

Adient’s Vice President of Internal Audit is responsible for Adient’s internal audit function and supports Adient’s enterprise-wide risk management framework through risk assessment, monitoring and reporting. The Vice President of Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the Vice President of Internal Audit’s appointment, compensation and performance. The Vice President of Internal Audit facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the Vice President of Internal Audit periodically assesses the major risks facing Adient and coordinates with the members of management responsible for such risks.

The executive responsible for managing a particular risk may also be required to report to the Audit Committee on how the risk is being managed and the progress towards any agreed-upon risk mitigation goals.

Board Independence

The Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and nominees as well as a survey by Adient’s legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and Adient’s Corporate Governance Guidelines. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with Adient.

Following such evaluation, the Board affirmatively determined by resolution that the following directors are independent: Julie L. Bushman, Peter H. Carlin, Raymond L. Conner, Ricky T. Dillon, Richard Goodman, José M. Gutiérrez, Frederick A. Henderson and Barb J. Samardzich.

Board Succession Plan

The Board succession plan is generally outlined in the Corporate Governance Committee Charter and Corporate Governance Guidelines to maintain effective shareholder representation. As part of the Board’s succession planning, the Board will regularly review the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board as a whole.

Board, Committee and Director Evaluations

Each year, the Board conducts an evaluation of itself, the Board committees and, as discussed below, each director to determine their respective effectiveness. The Corporate Governance Committee determines annually the manner of these evaluations to ensure that the Board and its committees receive accurate and insightful information.

Attendance at Annual General Meetings

The Board expects all directors to attend the annual general meetings of shareholders. Directors may attend the meeting by any means permitted under applicable law, including by remote participation. All directors serving at the time attended the 2021 Annual General Meeting.

Shareholder / Other Interested Party Communication with the Board

Adient encourages shareholders and other interested parties to communicate with its directors. Adient’s Corporate Governance Guidelines provide for general communications to the Board or any individual Board member to be sent to c/o Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. Adient’s Office of the Secretary will open and screen these communications for security purposes and for relevance in the directors’ capacities as directors.

Director Nominee Selection and Evaluation

The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board will review and approve annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by Adient’s Corporate Governance Guidelines. The Corporate Governance Committee will consider nominee recommendations from a variety of sources, including nominees recommended by shareholders. The Corporate Governance Committee might, from time to time, retain an executive search firm for a fee to help facilitate the identification, screening and interview process of director nominees. The Corporate Governance Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the shareholders as a whole rather than special interest groups or constituencies. The Corporate Governance Committee believes that diverse candidates should be included in and prioritized in every search for director candidates.

The Corporate Governance Committee uses the following criteria and qualifications, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board:

•  Board Attendance and Engagement

•  Independence

✓ Board

✓ Committees

•  Other Time Demands

✓ Employment

✓ Other Boards

✓ Other Matters

•  Conflicts

✓ Competitor

✓ Key Supplier

✓ Key Customer

•  Diversity

✓ Ethnic

✓ Gender

•  Industry Sector Experience / Expertise

✓ Automotive

✓ Industrial Manufacturing

✓ Technology / Engineering

✓ Asia / China

•  Functional Experience / Expertise

✓ Current / Recent CEO

✓ Operating Experience

✓ Mergers and Acquisitions

✓ Information Technology Strategy

✓ Cybersecurity

✓ International Exposure

✓ Engineering / Product Development

✓ Regulatory / Government / Legal

✓ Capital Markets

✓ Sustainability / Environmental, Social and Governance

✓ Human Capital Management

The Corporate Governance Committee also reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and functional areas. The Corporate Governance Committee will consider the criteria and qualifications noted above in selecting nominees for directors, including members from diverse backgrounds and perspectives who combine a broad spectrum of experience and expertise.

The Corporate Governance Committee is also responsible for developing a process and form of evaluation for use in evaluating director nominees and conducting such an evaluation prior to any director’s nomination for reelection to serve on the Board, and plans to do so prior to future annual general meetings.

Ethics Policy

Adient has adopted an Ethics Policy that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Adient are required to read, understand and abide by the requirements of the Ethics Policy. Adient’s salaried employees receive training about the Ethics Policy and certify on an annual basis their compliance with the Ethics Policy. The Ethics Policy is accessible on Adient’s website at http://investors.adient.com/corporate-governance/governance-documents. Any waiver of the Ethics Policy for directors or executive officers may be made only by the Board. Adient will disclose any amendment to, or waiver from, a provision of the Ethics Policy for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Adient’s website.

Corporate Sustainability Commitment

Adient and its Board believes that a commitment to positive environmental, social and governance-related business practices strengthens our company, increases our connection with our shareholders, helps us better serve our customers and the communities in which we operate, and fosters employee engagement at all levels. As part of our enterprise-wide approach to risk management and our strategies for long-term value creation, the Board and management monitor long-term risks and opportunities that may be impacted by environmental, social and governance issues and establish ongoing goals and strategies to address such risks and opportunities. Additional information about Adient’s corporate sustainability efforts is available on our website at https://investors.adient.com/corporate-governance/governance-documents including our 2021 Sustainability Report. Director Peter H. Carlin has been appointed by our Corporate Governance Committee to provide director-level oversight of the 2021 Sustainability Report and the inputs contained therein.

Among the ways in which Adient has demonstrated its commitment to environmental, social and governance matters are the following:

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Board and Committee Oversight. The Corporate Governance Committee is responsible for oversight of Adient’s ESG strategies, initiatives, policies and practices, as well as the Company’s public disclosures of ESG matters, including annually reviewing the Sustainability Report. Similarly, the Human Capital and Compensation Committee is responsible for overseeing Adient’s policies and strategies related to broad human capital matters. The Human Capital and Compensation Committee also receives updates on key human capital trends and metrics at least two times per year from management. Adient’s Board receives updates on ESG matters periodically, including at every one of its scheduled Board meetings, and has overall oversight responsibility for the full range of risks and opportunities related to the impact of ESG on Adient’s business and strategy.

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Partnership with Global Organizations. Adient will continue to meet, collaborate and partner with organizations around the world concerning our responsibility and commitment to sustainability, including the United Nations Global Compact, where Adient has reaffirmed its corporate responsibility to place human rights, labor, the environment, and anti-corruption considerations at the top of Adient’s business mindset, the Science-Based Target Initiative, where Adient has committed to setting ambitious emissions reduction targets to help limit global warming, and the Carbon Disclosure Project, where Adient reports the Company’s environmental performance to customers and shareholders.

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Adoption of Sustainability Vision and Mission. Adient has adopted a sustainability vision — “Together, we are committed to creating a sustainable future for our employees, customers, and communities” — which conveys our pledge to be a good steward of everyone for whom we are responsible and a sustainability mission statement focusing on three areas — our products, processes and people.

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ESG Materiality Assessment. Adient conducted a materiality assessment in 2021 and, based upon the results of the assessment, is focusing our ESG efforts on Climate Action, Sustainable Materials and Circular Economy, Human Rights, Diversity, Equity and Inclusion (DE&I), Health and Safety at Work, and Corporate Governance. Additional information regarding these efforts can be found in our 2021 Sustainability Report.

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Responsible Sourcing. Adient is committed to sourcing our materials, providing products and services and managing its facilities in an environmentally responsible manner by researching and identifying materials and manufacturing methods that minimize Adient’s environmental impact through air and water emissions, waste generation and energy consumption.

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Product Innovation. Through our ES3 — Evolution of Seating Systems Sustainability — approach to product design, we are leveraging available knowledge to create opportunities and value for our customers to improve their market performance and increase Adient’s overall value-add. We are also identifying materials and manufacturing methods which minimize environmental impact through a more circular approach to product design, development, and production.

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Focus on Ethics. At Adient, we believe a culture of integrity strengthens our business and makes us a better employer, business partner and environmental steward. Our foundational document, Adient’s Ethics Policy, sets the standard for how we operate and provides the ethical framework for our organization. Adient maintains a 24-hour Integrity Helpline whereby suspected violations of our Ethics Policy can be reported via phone or the web anonymously and are investigated. Adient embraces a speak-up culture where reporting concerns is strongly encouraged by our trainings, communications, transparency with processes and strict no-retaliation policy.

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Anti-Bribery and Anti-Corruption. Adient does not tolerate any form of bribery or corruption with our business dealings. Adient’s stance against bribery and corruption is a key statement of principle in our Ethics Policy (“We do not tolerate, and we actively oppose, corruption in our businesses”), as well as reinforced through our Anti-Bribery and Anti-Corruption Standard, supplier manual, contract terms and conditions, and other compliance program elements, including targeted employee anti-bribery and anti-corruption training globally. These compliance program elements provide detailed guidance to our employees, third parties and joint ventures regarding how to conduct business with integrity and make decisions that are legal, ethical, responsible, and that minimize risks related to bribery and corruption.

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Respect of Human Rights. Adient is committed to respecting human rights through adherence to policies with respect to the protection of and respect for its global employee workforce. Adient’s supplier standards contain specific prohibitions against forced, indentured and involuntary labor, which includes slavery and human trafficking. Adient respects the rights of employees to organize and engages in bargaining in good faith with the goal of reaching a collective agreement that meets employees’ needs and allows Adient to grow and prosper.

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Fostering a Diverse and Inclusive Workforce. Adient is committed to advancing diversity and inclusion in the workplace. Adient has formed DE&I Councils in 2021 in each of its three business regions — the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific) — to identify barriers, raise awareness and drive organizational change as needed. Together, the councils have created a unified brand and logo, launched a global internal DE&I communication portal for employees, and are beginning to develop key performance indicators to measure success and create accountability in this area. We have launched two new Business Resource Groups this year — the African Ancestry Business Resource Group and the True Colors Network — in addition to growing the existing Women’s Resource Network.

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Talent Growth and Development. Adient also promotes having a diverse talent pipeline by ensuring that workforce and succession planning include an emphasis on under-represented groups and by supporting the continued development, learning and growth of managers and employees. In addition, Adient requires diverse hiring and succession slates for executive-level positions and report progress to the Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (i) the amount involved is more than $120,000, (ii) Adient is a participant and (iii) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers and their respective immediate family members. Pursuant to the policy, all related person transactions must be reviewed and, if determined to be appropriate, approved by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved by the disinterested members of the Audit Committee. The Audit Committee did not consider any related person transactions in 2021.

In deciding whether to approve a related person transaction, the Audit Committee considers the following factors:

•	whether the terms of the transaction are (i) fair to Adient and (ii) at least as favorable to Adient as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for Adient to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under Adient’s director independence standards; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the committee deems relevant.

BOARD AND COMMITTEE INFORMATION

Board Structure and Meetings

The Board is currently comprised of eight independent directors of nine in total. Mr. Henderson serves as our independent Chair of the Board.

In fiscal year 2021, the Board held a total of nine meetings. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend.

Committee Membership as of January 25, 2022

Committee
Director	Audit	Human Capital and Compensation	Corporate Governance	Executive
Julie L. Bushman	Member	Member
Peter H. Carlin		Member	Member
Raymond L. Conner		Member	Chair	Member
Douglas G. Del Grosso				Member
Ricky T. Dillon	Member	Member
Richard Goodman	Chair		Member	Member
José M. Gutiérrez	Member		Member
Frederick A. Henderson				Chair
Barb J. Samardzich	Member	Chair		Member

Committees of the Board of Directors

Our Board has the following standing committees: an Audit Committee, a Human Capital and Compensation Committee, a Corporate Governance Committee and an Executive Committee. The Audit Committee, Human Capital and Compensation Committee and Corporate Governance Committee are each composed entirely of independent directors.

Audit Committee. Each Audit Committee member is financially literate and independent in accordance with the rules and regulations of the NYSE and the SEC. Messrs. Dillon, Goodman and Gutiérrez are each an “audit committee financial expert” as defined by the SEC. The primary responsibilities of the Audit Committee are to:

•

Review and discuss the audited consolidated financial statements with management and Adient’s independent registered public accounting firm for inclusion of the financial statements and related disclosures in Adient’s Annual Report on Form 10-K;

•	Review and discuss with management and Adient’s independent registered public accounting firm Adient’s quarterly consolidated financial statements and disclosures and earnings press releases;

•	Review and advise the Board with respect to the effectiveness of Adient’s system for monitoring compliance with laws and regulations;

•

Review with Adient’s Chief Legal and Human Resources Officer legal matters that may have a material impact on the consolidated financial statements and any material notices or inquiries received from regulators or governmental agencies regarding compliance;

•	Review the activities of Adient’s Internal Audit department, the significant findings from completed audits and the actions Adient’s management is taking in response to those audits;

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review of information technology strategies and plans, including the review of cybersecurity and privacy risks and risk mitigation efforts; and

•	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Finally, cybersecurity is a critical part of risk management for the Company. The Audit Committee appreciates the rapidly evolving nature of threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company. With respect to cybersecurity, the Audit Committee receives regular reports from management, including updates on the internal and external cybersecurity threat landscape, incident response, assessment and training activities, and relevant legislative, regulatory, and technical developments.

The Audit Committee held nine meetings during our 2021 fiscal year.

Human Capital and Compensation Committee. The primary responsibilities of the Human Capital and Compensation Committee are to:

•	Evaluate and recommend the CEO to the Board;

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

•	Oversee policies and strategies, as well as review trends and key metrics, related to broad human capital management matters, including but not limited to diversity, equity and inclusion matters; and

•	Assess on an annual basis the independence of its compensation consultants, outside legal counsel and other compensation advisers.

The Human Capital and Compensation Committee Charter adopted by the Board permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. The Human Capital and Compensation Committee held seven meetings during our 2021 fiscal year.

Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to:

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Select, and recommend to the Board, qualified director candidates, including consideration of any candidates submitted by shareholders in accordance with Adient’s organizational documents;

•	Consider, and recommend to the Board, the size and composition of the Board;

•	Oversee Adient’s ESG strategies, initiatives, policies and practices, as well as the Company’s public disclosures of ESG matters;

•	Develop, and recommend to the Board, standards for director independence and financial expertise; and

•	Review and recommend to the Board the overall compensation program for directors, including committee member and chair retainers.

In addition to recommending director candidates, the Corporate Governance Committee has established procedures for the oversight and evaluation of the Board, will review correspondence received from shareholders, and will review on an annual basis Adient’s Corporate Governance Guidelines to be adopted by the Board. The Corporate Governance Committee held four meetings during our 2021 fiscal year.

Executive Committee. The primary function of the Executive Committee is to exercise all of the powers of the Board when the Board is not in session, as the law permits and subject to certain limitations specified in the Executive Committee Charter. The Executive Committee did not meet during our 2021 fiscal year.

Human Capital and Compensation Committee Interlocks and Insider Participation

There are no interlocks among the Human Capital and Compensation Committee members and Adient.

PROPOSAL TWO:

RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2022 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022. We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2022 and that you authorize the Board, acting through the Audit Committee, to set the auditors’ remuneration.

PricewaterhouseCoopers LLP has audited our financial statements for fiscal year 2021.

We expect representatives of PricewaterhouseCoopers LLP to be present virtually at the Annual General Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent auditor for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in our best interest. Authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditors’ remuneration requires the affirmative vote of a majority of votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent auditor of Adient plc is hereby ratified and that the Board of Directors, acting through the Audit Committee, is hereby authorized to set the auditors’ remuneration.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Mr. Goodman (Chair), Ms. Bushman, Mr. Dillon, Mr. Gutiérrez and Ms. Samardzich, all independent, non-employee directors, and operates pursuant to a written charter adopted by the Board. The charter is available on our website at http://investors.adient.com/corporate-governance/ governance-documents.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control.

The Audit Committee selects our independent registered public accounting firm for each fiscal year. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the independence of PricewaterhouseCoopers LLP, which includes a review of the relationships between the independent registered public accounting firm and Adient. After reviewing the relationships and discussing them with management, the Audit Committee assesses PricewaterhouseCoopers LLP’s overall relationship with Adient, as well as their objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.

The Audit Committee fulfills its duties and responsibilities as outlined in its charter, by specifically, among other actions:

•	reviewing and discussing with management and the independent auditor our consolidated financial statements and related periodic reports filed with the SEC;

•

reviewing with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewing with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	meeting in executive sessions with each of the independent auditor, management and the internal auditor;

•

discussing with PricewaterhouseCoopers LLP those matters that are required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communication with Audit Committees; and

•

receiving the annual letter from PricewaterhouseCoopers LLP provided to the Audit Committee pursuant to PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2021, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by PCAOB Standards and SEC Regulations. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments and the disclosures in our financial statements, including the disclosures relating to critical accounting policies. PricewaterhouseCoopers LLP also has confirmed to the Audit Committee in writing, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of Adient under all relevant professional and regulatory standards.

Relationship with Independent Auditors

The following table presents fees for professional services rendered to Adient by PricewaterhouseCoopers LLP for the years ended September 30, 2021 and September 30, 2020.

(amounts in 000’s)	Fiscal Year 2021	Fiscal Year 2020
Audit Fees(1)	$7,899	$10,220
Audit-Related Fees(2)	$24	$156
Tax Fees(3)	$69	$615
All Other Fees(4)	$65	$43
Total	$8,057	$11,034

(1) In 2021 and 2020, PricewaterhouseCoopers LLP billed Adient for professional services rendered for the audit of Adient’s annual financial statements, the audits of Adient’s internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the SEC, and certain accounting consultations in connection with the audits.

(2) Audit related fees include: accounting consultations in connection with new accounting standards and proposed acquisitions and divestitures.

(3) Tax fees consist principally of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

(4) All other fees primarily represent fees associated with advocacy services, training seminars related to accounting, finance and tax matters, and information technology consulting.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence and whether the provision of non-audit services by the independent registered public accounting firm is compatible with the firm’s independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance Adient’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chair

Julie L. Bushman

Ricky T. Dillon

José M. Gutiérrez

Barb J. Samardzich

Members, Audit Committee

PROPOSAL THREE:

APPROVAL, ON AN ADVISORY BASIS, OF

ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require us to seek your approval on an advisory basis of our named executive compensation program, as described in the Compensation Discussion and Analysis, related compensation tables and narrative discussion of this Proxy Statement. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement. This vote is advisory and not binding on Adient, the Human Capital and Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Human Capital and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

•	Pay for performance and the achievement of strategic, financial and leadership objectives

•	Design awards to drive the achievement of strategic business objectives that increase shareholder value

•	Keep compensation competitive to retain, motivate and attract an executive team that continues to drive success

•	Maintain compensation practices aligned with our peer group and the automotive industry and reflective of global business conditions

We encourage shareholders to read the Compensation Discussion and Analysis, which describes our fiscal year 2021 business results, compensation program decisions, shareholder feedback and pay for performance alignment. We believe that the information we have provided in this Proxy Statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2023 Annual General Meeting. In addition, to the extent required by Section 14A of the Exchange Act, Adient also intends to hold an advisory vote on the frequency of Say-On-Pay votes at the 2023 Annual General Meeting.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the compensation paid to Adient’s named executive officers, as disclosed in the Proxy Statement for the 2022 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion, is hereby approved on an advisory basis.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Human Capital and Compensation Committee, in consultation with management and its independent compensation consultant, oversees Adient’s executive compensation philosophy and reviews and approves compensation for executive officers. In this section, we describe and analyze the material components of the executive compensation programs for the named executive officers (“NEOs”), the material compensation decisions made by the Human Capital and Compensation Committee and the key factors considered in making those decisions.

The following individuals were Adient’s NEOs for fiscal year 2021 (October 1, 2020 through September 30, 2021):

•	Douglas G. Del Grosso, President and Chief Executive Officer

•	Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer

•	Jerome J. Dorlack, Executive Vice President, Americas

•	Jian James Huang, Executive Vice President, APAC

•	Michel P. Berthelin, Executive Vice President, EMEA

Message from the Human Capital and Compensation Committee

Adient’s fiscal year 2021 can best be described as a year of two distinctively different halves. In the first half, Adient delivered significant year-over-year earnings and margin improvement, driven by the Company’s focus on launch excellence, cost and operational improvements and customer profitability management. By the end of the second quarter, significant macro pressures, including numerous unplanned production stoppages at Adient’s customers (primarily related to petrochemical and semiconductor supply chain disruptions) and rising commodity costs began to impact the industry and Adient.

Despite the significant macro pressures, the Company remained focused on executing near- and longer-term actions to enable future success. These included successfully closing its strategic transactions in China and making significant progress on its balance sheet transformation. Adient also continued to protect the health and well-being of its employees and their families by continuing to execute the robust global health and safety procedures implemented in response to the COVID-19 pandemic.

As we enter fiscal year 2022, Adient continues to remain laser-focused on providing innovative seating solutions to our customers and delivering value to our shareholders. The Company and its leadership team are committed to executing its improvement plan to ensure it is well-positioned for sustained success.

The key actions taken during fiscal year 2021 are highlighted below.

Compensation Actions as a Continued Response to the Global Pandemic, Market Volatility and Global Supply Chain Disruptions

The Human Capital and Compensation Committee supported management’s actions in response to the global pandemic and market volatility, including the following:

•  For calendar year 2021, non-compulsory merit increases were cancelled for all global salaried employees, except for increases related to planned progressions and developmental plans

•  As a cash conservation action in response to COVID-19, up to 30% of U.S. and select non-U.S. senior management base salaries, including the NEOs, was replaced with equivalent restricted share unit (“RSU”) grants for a 12-month period ending June 30, 2021

•  In order to strengthen Adient’s commitment to aligning pay with performance and the interests of Adient’s employees and officers with those of its shareholders, base salaries for U.S. and non-U.S. senior management, including the NEOs, were reduced by 30% and replaced with equivalent RSU grants for a 12-month period ending June 30, 2022

• Suspension of the company matching and company non-matching contributions to the U.S. 401(k) retirement plan from May 16 through December 31, 2020

•  No Committee discretion was applied to annual incentive plan or in-flight long-term incentive (“LTI”) performance share unit (“PSU”) performance metrics as a result of the global pandemic or the various external market conditions

Committee’s Increased Scope	• The Committee increased its scope to include oversight of broad human capital topics and will monitor various human capital trends and metrics semi-annually

The Committee believes the actions taken in fiscal year 2021 in response to the global pandemic and external market pressures and our continued efforts to advance the Company’s capital structure, places us in a strong position to continue to deliver value to our shareholders as Adient continues to deliver on its vision of “Improving the experience of a world in motion.” On behalf of the Human Capital and Compensation Committee, I want to thank our shareholders for their continued engagement, support, and investment in Adient – I look forward to continuing the dialogue and all that we will achieve in 2022 and beyond.

On behalf of the Human Capital and Compensation Committee,

Barb J. Samardzich

Human Capital and Compensation Committee

Barb J. Samardzich, Chair

Julie L. Bushman

Peter H. Carlin

Raymond L. Conner

Ricky T. Dillon

Compensation Design

The overarching goal is to reward all employees, for delivering exceptional performance, building sustainable shareholder value, and helping us achieve our corporate goals. Despite the current environment, this goal remains relevant and important for guiding our thinking. The intent of our executive compensation program is to align with the following objectives and philosophy:

Objectives	Philosophy

✓ Reward shareholder value creation over the long term

✓ Deliver sustained, strong business and financial results through a focus on debt reduction, capital allocation (return on capital), earnings before interest and taxes (EBITDA), cash flow, shareholder value and profitable growth

✓ Attract, retain, and motivate a highly qualified and effective executive team

✓ Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

✓ Pay for performance and the achievement of strategic, financial and leadership objectives

✓ Design awards to drive the achievement of strategic business objectives that increase shareholder value

✓ Keep compensation competitive to retain, motivate and attract an executive team that continues to drive success

✓ Maintain compensation practices aligned with our peer group and the automotive industry and reflective of global business conditions

In determining our executive compensation programs and policies, the Human Capital and Compensation Committee considers shareholder interests, market-best practice, and market norms. The Committee generally seeks to establish target compensation for our NEOs competitive with the medians of the market and our Compensation Peer Group, which is described below under the heading “Role of the Compensation Peer Group.”

Salaries vary in relation to each executive’s specific role, level of expertise and performance over time, also considering that certain Adient leaders are responsible for the oversight and leadership of our joint ventures. We let performance against established goals dictate where actual compensation falls versus the market.

Despite the continuation of the global pandemic, the following factors continued to guide the Human Capital and Compensation Committee’s executive compensation decisions in fiscal year 2021:

•	Executive compensation program objectives and philosophy

•	Financial performance

•	Recommendations of the CEO for other NEOs

•	Evaluation of CEO performance relative to business objectives

•	Assessment of risk management, including avoidance of unnecessary or excessive risk-taking to ensure long-term shareholder value

•	Shareholder input including the prior year’s say-on-pay vote

•	Advice of independent compensation consultants

•	Market pay practices

•	Current and historical compensation

Aligning Pay and Performance

Pay for performance is key to our executive compensation philosophy. To ensure we adhere to this principle, we consider the degree of alignment of total incentive compensation to business results, including the level of net debt/adjusted EBITDA, adjusted EBITDA, free cash flow and total shareholder return (“TSR”).

NEO Pay Mix

To align our NEOs’ compensation with Adient’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority of target compensation (90% for our CEO and 74% of the average of our other NEOs) for fiscal year 2021 was variable or at risk, meaning that it was either contingent upon the achievement of performance goals or that its value was dependent on the trading price of our ordinary shares.

The pay mix shown above does not reflect the reduction in base salary or the RSUs granted in connection with the reduction during fiscal year 2021 as described below under “Analysis of 2021 Compensation – Base Salary.”

Determining Fiscal Year 2021 Compensation

Adient’s business is intimately linked to the global automotive industry, which is highly cyclical and subject to volatile results. NEO pay mix and levels for fiscal year 2021 were aligned with market practice, targeting the market median. Given the nature of our industry, we continue to evaluate appropriate positioning to market to ensure we are able to engage, motivate and retain key talent, while balancing shareholder interests. To reinforce this, we have adopted important policies that guide our compensation practices for fiscal year 2021, as summarized below:

We Do...	We Do Not...

Enforce Share Ownership Guidelines for NEOs	Provide tax gross-ups
Formally assess risk within the executive compensation program	Provide single-trigger change-of-control arrangements
Maintain an Executive Incentive Compensation Recoupment Policy	Reward executives without a link to performance
Set incentive plan targets that consider both internal strategic objectives as well as external context for performance expectations Annually review the link between executive pay and performance	Provide excessive perquisites Pay dividends on unearned performance-based share units Reprice stock options
Maintain double-trigger change-of-control arrangements with no excise tax gross-ups
Ensure the independence of the Committee members and the advisors who report to them
Implement a strong shareholder engagement process
Prohibit pledging and hedging transactions with respect to Adient shares

Role of the Human Capital and Compensation Committee

At the end of fiscal year 2021, the Human Capital and Compensation Committee was comprised of five independent directors following the appointment of Mr. Dillon, who joined the Adient Board of Directors and became a member of the Committee in May 2021. As the Committee’s review and recommendation of the executive compensation for fiscal year 2021 occurred at or prior to the beginning of the fiscal year, the description of such Committee activity in this section reflects the Committee as it consisted of the four directors who were then serving.

The Committee members reviewed and approved the executive compensation program and determined the appropriate level of compensation for executives, including the NEOs. As an initial guideline, the Human Capital and Compensation Committee set the total direct compensation opportunity (base salary, annual incentive target and long-term incentive target) for each executive to approximately the 50th percentile of the Compensation Peer Group.

The Human Capital and Compensation Committee generally determined the NEOs’ compensation based upon a desire to link compensation to the objectives of our executive compensation programs. In addition, when determining the overall compensation of NEOs, including base salaries and annual incentive and long-term incentive amounts, the Human Capital and Compensation Committee considered, in a subjective manner, a number of factors it deemed important, as outlined above.

The Human Capital and Compensation Committee made the compensation decisions for the NEOs other than the CEO for the fiscal year 2021 annual compensation elements. In doing so, the Committee considered the CEO’s recommendations and carefully reviewed the appropriate performance information, market compensation data and shareholder input.

The Human Capital and Compensation Committee recommended the CEO’s compensation to the full Board of independent directors after a careful review of appropriate performance information, market compensation data and shareholder input, and the full Board took final action.

The Human Capital and Compensation Committee increased their scope in fiscal year 2021 to include oversight of the Company’s human capital management policies and strategies, including evaluating the diversity of our leadership team. These actions, along with working with executive management to review and adjust compensation policies and practices, extend the Committee’s range beyond determining or recommending compensation for the NEOs, which supports the recruitment and retention of key executive talent and helps Adient achieve its business objectives.

Role of the CEO

The CEO provides recommendations to the Human Capital and Compensation Committee on the total direct compensation for executives other than himself. The CEO does not make recommendations on his own compensation. The CEO’s recommendations for the other NEOs are based on his personal review of their performance, job responsibilities, importance to our overall business strategy and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Human Capital and Compensation Committee retains full discretion when determining compensation.

Our Approach to Rewarding Performance

Annual Incentive Plan (AIP)

•  Reward achievement of corporate performance goals

Restricted Share Units (RSUs)

•  Align executives’ long-term financial interests with those of our shareholders

•  Reinforce ownership in Adient

•  Support retention of executives

Performance Share Units (PSUs)

•  Align executives’ long-term financial interests with those of our shareholders

•  Link compensation to building long-term shareholder value and the achievement of key financial targets

•  Reinforce ownership in Adient

•  Support retention of executives

Role of the Compensation Peer Group

To gauge marketplace compensation levels and practices, the Human Capital and Compensation Committee approved, for fiscal year 2021, a Compensation Peer Group consisting of a group of companies that:

•	Adient competes against for talent

•	Are in the same or a similar industry, have comparable cost structure, business model and levels of complexity

•	Have broadly similar revenues (as of their selection in early fiscal year 2021) that range from $3.0B to $25.6B, with a median of $14.4B

For fiscal year 2021, the following companies comprised our Compensation Peer Group:

Adient Compensation Peer Group for Fiscal Year 2021
American Axle & Manufacturing Holdings, Inc. Aptiv plc Arconic(1) BorgWarner Inc. (2) Cummins Inc. Dana Incorporated Eaton Corporation plc	Emerson Electric Co. Howmet Aerospace Inc. L-3 Harris Technologies, Inc. Lear Corporation PACCAR Inc. Parker-Hannifin Corporation Stanley Black & Decker, Inc. Tenneco Inc.	Textron Inc. The Goodyear Tire & Rubber Company Trane Technologies plc(3) Visteon Corporation

(1) Arconic Inc. split into two companies (Arconic Corp. and Howmet Aerospace Inc.) in April 2020. The Committee evaluated both companies’ inclusion in our Compensation Peer Group and chose to retain both as appropriate peers given their similar industry and revenue

(2) Delphi Technologies plc was acquired by BorgWarner Inc. in October 2020.

(3) Ingersoll-Rand and Trane Technologies completed a spinoff-merger deal on March 2, 2020.

In establishing fiscal year 2021 total direct compensation levels (base pay, annual incentive targets and long-term incentive targets), the Human Capital and Compensation Committee reviewed market data from the Compensation Peer Group against the current compensation levels for executives.

Role of the Independent Compensation Consultant

To add rigor in the review process and to inform the Human Capital and Compensation Committee of market trends, the Human Capital and Compensation Committee engaged the services of Willis Towers Watson to analyze and provide advice concerning Adient’s executive compensation structure and plan designs. Willis Towers Watson also provided Compensation Peer Group and other market data, which the Human Capital and Compensation Committee referenced when determining compensation for NEOs. The Human Capital and Compensation Committee annually reviews the services Willis Towers Watson provides, the quality of those services, the fees associated with the services as well as the factors impacting independence that NYSE rules require.

The Human Capital and Compensation Committee has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Willis Towers Watson. Based on this review, the Human Capital and Compensation Committee did not identify any conflicts of interest and has determined that Willis Towers Watson is independent of Adient and its management.

2021 Say-on-Pay Vote and Shareholder Engagement

Adient is committed to the interests of our shareholders and the delivery of shareholder value through sustainable growth strategies. As part of this commitment, we value and consider shareholder feedback regarding our executive compensation program. At the annual general meeting of shareholders held in March 2021, we asked our shareholders to approve, on an advisory basis, our fiscal year 2020 compensation awarded to our NEOs, commonly referred to as a “say on-pay” vote. Our shareholders strongly approved the compensation to our NEOs, with 88% of votes cast in our favor. In addition, as a result of feedback received during shareholder calls in fiscal year 2020, we made changes to our fiscal year 2021 annual and long-term incentive plans to incorporate their valuable input, placing a higher value on relative shareholder return and eliminating duplicative metrics. Specifically, in our long-term incentive plan for fiscal year 2021, we adopted leverage ratio and relative TSR as performance metrics rather than, as in fiscal year 2020, adjusted EBITDA, free cash flow and net debt/adjusted EBITDA, to focus on those goals most relevant to our current environment and to support future transformation and growth. We value the opinions of our shareholders and will continue to consider the results from advisory votes on executive compensation, as well as feedback received from our shareholders throughout the year, when making compensation decisions for our NEOs.

Elements of our Total Rewards Program

The chart below highlights the key elements and structure of our total rewards program and how each is linked to executive compensation program objectives:

Element	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	The Human Capital and Compensation Committee consider base salaries paid by companies in the Compensation Peer Group.	Cash	Fixed pay that provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive	A cash-based award that encourages executives to focus on the business and financial objectives for each fiscal year. The target incentive opportunity is set as a percentage of base salary.	Cash

Variable pay component designed to incentivize and recognize performance in areas of short-term strategic importance.

Payout is based on adjusted EBITDA (40% weight), free cash flow (40% weight) and strategic objectives (20% weight).

Long-Term Incentives • RSUs • PSUs	Ensures that executive pay is directly linked to the achievement of long-term financial objectives, builds shareholder value, and supports talent retention.	Long-Term Equity

In response to shareholder feedback, the Committee approved a change to the fiscal year 2021 LTI plan to utilize Leverage Ratio and Relative TSR as performance metrics to focus on those goals relevant to our current environment and support future transformation and growth.

Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability and align executives’ interest with shareholders.

RSUs have a three-year ratable vesting schedule that promotes retention, and the increase or decrease in their value mirrors what shareholders experience, further aligning executives’ interests with those of our shareholders.

PSUs align executive compensation with the creation of shareholder value. PSUs have a three-year cliff vesting schedule with the number of shares earned dependent upon financial performance relative to pre-determined goals. Leverage Ratio (50%) and Relative TSR (50%), based on rank within a peer group (TSR results are capped 100% if final results are negative), are the performance measures used for this LTI component.

Element	Link to Program Objectives	Type of Compensation	Key Features
Health and Welfare and Retirement Benefits	A critical element of a total rewards program and thus, helps attract, maintain, and retain executive talent.	Benefit	These benefits are broadly applicable to all U.S. executives; retirement benefits are provided through three plans: • 401(k) Plan • Retirement Restoration Plan • Executive Deferred Compensation Plan
Severance and Change of Control Agreements	An industry-prevalent and competitive component of a total rewards program. Also ensures executives remain focused on the business.	Benefit

These agreements protect Adient and the executives from risks by providing:

•   Economic stability

•   Payments and benefits in the event of a change of control

The agreements do not provide excise tax gross-ups in the event of a change of control, and equity awards are subject to double-trigger vesting upon a change of control.

Perquisites	Helps keep our executive compensation program competitive.	Benefit

Perquisites include a cash allowance of 5% of base salary for our NEOs other than Mr. Berthelin, and an annual physical for U.S.-based NEOs.

In fiscal year 2021, the Committee approved the elimination of the cash perquisite allowance for our executive officers effective January 1, 2022.

Analysis of 2021 Compensation

Base Salary

Base pay recognizes each executive’s role, skills, performance, contribution, leadership and potential. It is the only portion of the executive’s total direct compensation that is not “at risk,” and helps us attract and retain individuals who have the leadership and management skills to drive the growth and success of our business.

Base salary increases were limited to one NEO in fiscal year 2021. Mr. Berthelin’s base salary increase reflects acknowledgement of strong performance, movement towards market median as compared to U.S. values, and regional leadership team parity given the expanded scope of his role. The NEOs also participated in a Salary Reduction / RSU Replacement Program during fiscal year 2021. Under this program, base salaries for U.S. and non-U.S. senior management, including the NEOs, were reduced by 30% and replaced with equivalent RSU grants for a 12-month period ending June 30, 2022. The new program was implemented in response to the impact of the global pandemic and microchip shortage in fiscal year 2021 and to further Adient’s commitment to aligning pay with performance and the interest of Adient’s employees and officers with those of our shareholders.

NEO	FY 2020 Base Salary(1)	FY 2021 Base Salary (effective 1/1/2021)(1)	Year over Year % Increase	FY 2021 Actual Base Salary Received in Cash(1),(2)	FY 2021 Actual Base Salary Received in RSUs(3)

Douglas G. Del Grosso	$1,185,000	$1,185,000	0%	$829,500	$355,500

Jeffrey M. Stafeil	$780,000	$780,000	0%	$546,625	$234,000

Jerome J. Dorlack	$600,000	$600,000	0%	$420,000	$180,000

Jian James Huang	$642,506	$642,506	0%	$449,754	$192,752

Michel P. Berthelin	$416,122	$505,291	28.6%	$371,538	$133,753

(1) Mr. Huang’s base salary was paid in RMB and has been converted to U.S. dollars using an average exchange rate. Mr. Berthelin’s base salary was paid in EUR and has been converted to U.S. dollars using an average exchange rate. For purposes of comparability, in some cases we have assumed a constant exchange rate. Because of changes in the exchange rate over time, however, the amounts shown in the table above may not reflect the amounts actually realized by Mr. Huang or Mr. Berthelin.

(2) Actual cash base salary received from October 1, 2021 through September 30, 2021; excludes salary reductions and value of RSUs received in lieu of cash.

(3) Value of RSUs awarded to the NEOs in lieu of cash salary; reflects only the portion attributable to fiscal year 2021 base salary. Solely for purposes of the disclosure in this table and to aid in comparability, Mr. Huang’s and Mr. Berthelin’s RSU values have been calculated on the basis of their base salaries in U.S. dollars. The value of their actual RSU awards was calculated on the basis of their base salaries in their local currencies. Accordingly, due to the impact of exchange rates, the amounts shown in the table may not reflect the actual values of the RSUs received by Mr. Huang and Mr. Berthelin.

The RSUs granted in connection with the fiscal year 2021 salary reductions are subject to a risk of forfeiture and will vest upon the one-year anniversary of the grant date (subject to continued vesting upon retirement or an involuntary termination without cause, or accelerated vesting upon, death or disability). The grant date fair value of the RSUs received by our NEOs is included in the “Stock Awards” column of the Summary Compensation Table.

Annual Incentive Plan (AIP)

To continue our turnaround efforts, our fiscal year 2021 AIP was developed to focus on basic key metrics, providing management with the opportunity to drive performance in the context of the current business environment. Accordingly, fiscal year 2021 AIP measured executive performance in the following key areas:

•	Financial Metrics: adjusted EBITDA and free cash flow, which are vital in our turnaround efforts

•

Strategic Objectives: completion of corporate transformational projects relating to improving operations, managing costs, and improving quality performance, and enhancing sustainability efforts and improving performance.

Fiscal Year 2021 AIP Performance

Following are the thresholds, targets and maximums set by the Human Capital and Compensation Committee for the fiscal year, as well as actual performance results for financial metrics:

Performance Metrics	Weight	FY 2021 Goals			FY 2021 Performance		FY 2021 Total Payout
		Threshold	Target	Maximum	Actual Achievement	Weighted Payout %
Adjusted EBITDA ($M)	40%	$750	$900	$1,050	$ 918	45%	110%
Free Cash Flow ($M)	40%	$(100)	$—	$150	$19	45%
Strategic Objectives	20%	Achieved/Not Achieved	Achieved	20%

Adjusted EBITDA is defined as income before income taxes and noncontrolling interests excluding net financing charges, restructuring, impairment and related costs, purchase accounting amortization, transaction gains/losses, expenses associated with becoming an independent company, other significant non-recurring items, and net mark-to-market adjustments on pension and postretirement plans and excluding depreciation and stock-based compensation.

Free cash flow is defined as cash from operating activities, less capital expenditures. For fiscal year 2021 AIP performance, free cash flow included $169M in dividends payable to Adient from merger and acquisition activity.

The table below summarizes the target award potential and actual payout amounts for NEOs for fiscal year 2021.

NEO(1)	Award Target (as a % of Base Salary)	Award Target ($)	FY 2021 Actual Payout Amount ($)
Douglas G. Del Grosso	150%	$1,777,500	$1,955,250
Jeffrey M. Stafeil	100%	$780,616	$858,678
Jerome J. Dorlack	85%	$510,000	$561,000
Jian James Huang	75%	$481,880	$530,068
Michel P. Berthelin	75%	$378,785	$416,664

(1) Mr. Huang’s award target and actual payout amount paid have been converted to U.S. dollars at an exchange rate of U.S.$1.00=RMB 6.5369. Mr. Berthelin’s award target and actual payout amount have been converted to U.S. dollars at an exchange rate of U.S. $1.00=EUR .8411. Both of the exchange rates were an average of the 12 monthly average exchange rates during the fiscal year.

The Human Capital and Compensation Committee had the ability to adjust actual payout amounts under the fiscal year 2021 AIP. Although the pandemic greatly disrupted our business globally, the Committee determined that the incentive plan payouts should reflect actual results for the year and thus determined that no adjustments were appropriate for the NEOs.

Long-Term Incentive (LTI) Plan

The Human Capital and Compensation Committee approved both PSUs and RSUs for the fiscal year 2021 LTI awards. The PSUs comprised 60% of each NEO’s LTI opportunity and RSUs the remaining 40%:

•

RSUs vest one-third per year over three years and provide additional value to the holder when the stock price rises. By awarding RSUs, we link LTIs directly to stock price. If the stock price decreases, so does the value of the executive’s compensation. RSUs can help to maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

•

PSUs vest at the end of the three-year performance period (FY2021-FY2023). The performance metrics for the fiscal year 2021 LTI are Leverage Ratio (50%), and Relative TSR (50%) based on rank within a peer group. Also, if absolute TSR is negative, the maximum metric payout is capped at 100%. The Human Capital and Compensation Committee set the thresholds, targets, and maximums for the fiscal years 2021-2023 LTI performance period based on Adient’s long-term strategic plan. This approach ensures we provide competitive incentive compensation based on market-competitive performance while continuing to focus on strategic long-term deliverables.

In total, we believe our fiscal year 2021 LTI program and metrics were appropriate given the progress of our turnaround plan and provide a focus on shareholder value creation. The design of our LTI awards also enhances retention of key executives over the course of the vesting period and is reflective of market practice within our industry. The size of the LTI awards is based on a combination of market practice and the relative importance of the objectives behind each of the grants. As previously disclosed, the target LTI grant amounts for two of our NEOs, Messrs. Huang and Berthelin represented material increases from fiscal year 2020 to align their target compensation levels more closely for fiscal year 2021 with the market median for their respective roles. The PSUs will be earned or forfeited based on performance achievement. Furthermore, all awards are impacted by changes in Adient share price.

In November 2020, the Human Capital and Compensation Committee approved the following target grant amounts for fiscal year 2021:

	FY 2021 Long-Term Incentive Grant
	Number of PSUs	Target Value of PSUs	Number of RSUs	Value of RSUs	Total Target Value of Award
Douglas G. Del Grosso	204,741	$5,700,000	136,494	$3,800,000	$9,500,000
Jeffrey M. Stafeil	53,879	$1,500,000	35,919	$1,000,000	$2,500,000
Jerome J. Dorlack	33,405	$930,000	22,270	$620,000	$1,550,000
Jian James Huang	20,043	$558,000	13,362	$372,000	$930,000
Michel P. Berthelin	23,383	$651,000	15,589	$434,000	$1,085,000

Payout of Fiscal Year 2019 Performance Share Units (PSUs)

For fiscal year 2019, the Human Capital and Compensation Committee approved grants of PSUs subject to four performance metrics: Adjusted EBITDA, Free Cash Flow, Net Debt / Adjusted EBITDA, and Relative TSR as a modifier. All of our NEOs for fiscal year 2021 received PSU grants for fiscal year 2019. The performance period for the fiscal year 2019 PSUs ended on September 30, 2021 and resulted in a final payout of 44.0% of target, based on the results indicated in the table below; no adjustments were made based on Committee discretion.

Goals	Weight	FY 2019 Performance Targets
		10/1/2018 - 9/30/2021					FY19 Final Payout
		Threshold	Target	Maximum	Final Results	Weighted Payout %

Adjusted EBITDA	40%	$1,150	$1,350	$1,550	$918	0%	44.0%
Free Cash Flow	40%	$100	$300	$500	$19	0%
Net Debt / Adjusted EBITDA	20%	2.6	2.4	2.2	1.88	40%
Relative TSR Modifier	Applied by Rank: 1st = +20%, 12th = -20%				10%	4%

The Adjusted EBITDA, Free Cash Flow and Net Debt / Adjusted EBITDA measures used in our publicly reported financial results form the basis of the performance metrics that are components of our annual incentive plan. The fiscal year 2019 PSU performance results include a favorable $19M adjustment to the publicly reported Free Cash Flow figure. This $19M relates to a cash receipt from a former joint venture partner that was reported as Investing Activity cash flow in our publicly reported financial results. Due to the nature of this cash payment, we decided to treat it as Free Cash Flow for purposes of the fiscal year 2019 PSU performance. Net Debt was also adjusted by approximately $450M to account for the remaining net cash flows that occurred in early fiscal year 2022 associated with a transaction that was completed in fiscal year 2021. Because this cash related to a transaction completed in fiscal year 2021, the Human Capital and Compensation Committee decided to include it in fiscal year 2021 cash for purposes of calculating fiscal year 2021 performance under the fiscal year 2019 PSUs.

Fiscal Year 2020 Retention RSU Awards

As previously disclosed in the Compensation Discussion and Analysis for fiscal year 2019, in November 2019, the Compensation Committee approved one-time RSU retention awards for some of our executive officers. The NEOs who received retention awards were Messrs. Stafeil, Dorlack, Huang and Berthelin. They were selected to receive the awards based on the centrality of their roles in our turnaround and their key contributions to date. The RSU retention awards will vest 50% on the second and third anniversaries of the grant date. The award amounts were targeted at levels that the Human Capital and Compensation Committee believed would provide meaningful retention incentives in view of the NEOs’ individual circumstances.

The number of shares subject to the RSU retention awards and their target values are shown in the table below:

	Number of Retention RSUs	Value of Retention RSUs
Jeffrey M. Stafeil	60,415	$1,250,000
Jerome J. Dorlack	51,130	$1,057,880
Jian James Huang	7,249	$150,000
Michel P. Berthelin	11,037	$228,356

The grant date fair value of the RSU retention awards is included in the “Stock Awards” column of the Summary Compensation Table.

Other Policies and Benefits

Share Ownership Guidelines

We require executive officers to hold a significant amount of Adient stock. The guidelines below tie NEO compensation to stock performance because the increase or decrease in stock price impacts their personal holdings.

NEO	Required Minimum Ownership

CEO	6x base salary

Other Executive Officers*	3x base salary

* One executive officer located in China, Mr. Huang, is not subject to our share ownership guidelines because we grant cash settled awards in China.

These ownership requirements reflect our culture of demonstrating a strong commitment to Adient. Each participant covered by the ownership requirement must reach their ownership within a five-year “grow-in” period. Mr. Del Grosso has five years from his appointment as President and CEO to reach the level of required ownership indicated above.

Anti-Hedging and Anti-Pledging Policy

Our Insider Trading Policy prohibits all employees, including NEOs, and non-employee directors from trading on an exchange in puts, calls or derivative securities relating to Adient securities, from engaging in hedging or monetization transactions relating to Adient securities and from short-selling Adient securities. For purposes of the policy, “Adient securities” includes our ordinary and preferred shares (if any were to be issued), derivative securities (including RSUs, PSUs and share options) and debt securities. The Policy also prohibits all employees, including NEOs, and non-employee directors, from pledging Adient securities as collateral for a loan.

Incentive Compensation Recoupment Policy

We have a claw back policy that applies to all performance incentives (including PSUs) awarded on or after October 31, 2016. This claw back policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm Adient or its shareholders.

Under the policy, the Human Capital and Compensation Committee requires all officers (within the meaning of Section 16 of the Exchange Act) elected by the Board to reimburse Adient for any overpayments or excess shares delivered under any performance incentives if:

•

The payment or delivery of shares was based on the applicable performance period’s financial results that were subsequently the subject of a material restatement, other than a restatement due to changes in accounting policy.

•	The Human Capital and Compensation Committee believes the covered officer engaged in conduct that caused, or even partially caused, the need for the restatement.

•	A lower payment would have been made, or fewer shares delivered, to the covered officer based upon the restated financial results.

In addition, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, then we will also seek to recover any compensation received by the CEO and CFO (consistent with Section 304 of the Sarbanes-Oxley Act of 2002).

When the SEC adopts final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recovery of incentive compensation, we intend to review and revise our policy to the extent required to comply with such rules.

Retirement Benefit Plans

The three retirement plans described below are broadly applicable to all U.S. executives. We regularly evaluate the effectiveness of our retirement program and consider changes as needed.

401(k) Plan

All U.S. employees are eligible for the 401(k) Plan, including executives. Participants can contribute up to 50% of their eligible compensation on a pre-tax basis; however, executives can contribute only up to 6% of their eligible compensation. The Safe Harbor matching contribution during 2021 was 100% on the first 3%, and 50% on the next 3% of the employee’s eligible compensation.

Effective in January 2021, Adient replaced the retirement income contribution, a variable, employer non-matching contribution based on combined age and services points, with a discretionary, fixed non-matching employer contribution. The non-matching employer contribution is available for all eligible employees, including executives. The non-matching employer contribution can vary between 0% and 3.5% of the participant’s eligible compensation based upon affordability and is made annually in the following calendar year. Both the Safe Harbor matching contribution and the non-matching employer contribution are subject to vesting requirements.

The Safe Harbor matching contribution and the non-matching employer contribution were suspended effective May 16, 2020 but were later reinstated effective January 1, 2021.

Retirement Restoration Plan

Internal Revenue Code (the “Code”) sections 402(g) and 401(a)(17) limit the benefits companies can provide to employees under a 401(k) Plan. Thus, Adient sponsors the Retirement Restoration Plan, which allows certain employees who are affected by these Code limits to obtain the full intended benefit from the 401(k) without regard to such limits.

Under the plan, executives are eligible to defer up to 6% of their eligible compensation to the Retirement Restoration Plan (without regard to the limits imposed on deferrals under the 401(k) Plan) and receive a matching contribution (at the same rate as provided under the 401(k) Plan) on those deferrals. Prior to fiscal year 2021, there was an additional retirement income contribution available within the Retirement Restoration Plan, but that contribution was discontinued in September 2020 in connection with the change to the fixed, non-matching employer contribution formula under the 401(k) Plan. As a result, eligible executives are eligible for a fixed, non-matching employer contribution based on the same formula the executive receives in the qualified 401(k) Plan.

All matching contributions and fixed, non-matching employer contributions made under the Retirement Restoration Plan are subject to the same vesting requirements as the 401(k) Plan, except that vesting is not accelerated as a result of an individual’s death while employed.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists U.S. executives, including NEOs other than Messrs. Huang and Berthelin, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists executives in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan generally mirror investment options available in the 401(k) Plan, except that deferrals arising from PSUs granted on and after October 1, 2018 and deferrals arising from RSUs granted on or after October 1, 2019 will automatically be deemed invested in Adient shares and cannot be reallocated to other investment options.

Employment Agreements

We do not maintain employment agreements with our NEOs other than Messrs. Huang and Berthelin, who have an employment agreement to satisfy applicable local law requirements. However, we do maintain arrangements under which select NEOs may become entitled to receive severance benefits upon a qualifying termination of employment, as described below under “Severance and Change of Control Agreements.” In addition, we generally provide offer letters to newly hired executive officers in connection with their recruitment.

Severance and Change of Control Agreements

Consistent with market practice, we maintain Key Executive Severance and Change of Control Agreements with our U.S.-based NEOs that are intended to retain them before and after a change of control and encourage the executives to maximize the value of any change of control transaction for shareholders in the long-term. The Agreements are summarized below.

	Change of Control Termination	Non-Change of Control Termination
Triggering Events	During the two years after a change of control: • Involuntary termination other than for cause, disability, or death • Resignation for good reason	• Involuntary termination other than for cause, disability, or death • Resignation for good reason
Cash Severance	• 3x base salary and average bonus	• 1.5x base salary
Bonus	Full current year annual bonus based on actual performance	Pro rata current year annual bonus based on actual performance
Release of Claims	Required
Benefits Replacement	Cash payment equal to monthly employer contributions for welfare benefits and retirement plans plus monthly amounts under perquisite program and car lease multiplied by 36	Same as Change of Control Termination, multiplied by 18
Equity Acceleration

•   Awards vest on a pro rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)

•   Awards under the Adient plc 2021 Omnibus Incentive Plan would receive more favorable treatment as the Plan provides for double-trigger vesting of awards that are assumed or replaced in a change of control

• Awards vest on a pro rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)
Excise Tax Gross-up Payment	None
Restrictive Covenants	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition, and non-solicitation for 12-18 months

	Change of Control Termination	Non-Change of Control Termination
Definition of “Change of Control”

The agreements use the same definition as the Adient plc 2021 Omnibus Incentive Plan, which defines a change of control as:

•   The acquisition by a person of 35% or more beneficial ownership of Adient’s then-outstanding ordinary shares or then-outstanding voting securities (excluding acquisitions from or by Adient or by any of Adient’s employee benefit plans)

Not applicable

•   A majority change in the Adient Board of Directors that is not approved by at least a majority of Adient’s incumbent Board of Directors (or their Board-approved successors)

•   A reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving Adient or any of its subsidiaries, a sale or other disposition of all or substantially all of Adient’s assets, or the acquisition of assets or shares of another entity by Adient or any of its subsidiaries

•   Shareholder approval of a complete liquidation or dissolution of Adient

Definition of “Cause”

•   Substantial failure (other than due to disability) or refusal to perform essential duties and responsibilities

•   Material violation of any fiduciary duty

•   Conviction of, or entry of a plea of no contest with respect to, certain crimes

•   Dishonesty or theft

•   Material violation of material rules or material policies

•   Other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on Adient, its affiliates or its or their employees

	Change of Control Termination	Non-Change of Control Termination
Definition of “Good Reason”

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target from the levels in effect immediately prior to the change of control

•   Application of performance goals to incentive compensation awards for which the probability of attainment is materially more difficult than it would be under the incentive plans in effect immediately prior to the change of control

•   A change in the position to which the executive officer reports (does not apply to the CEO)

•   Material diminution of the authority, duties, or responsibilities such that the position held is no longer commensurate with that of the position held immediately prior to the change of control and/or when the agreement was entered into

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target (other than as part of a widespread reduction in compensation applied consistently to other peer executives)

•   A change in the position to which the executive officer reports (does not apply to the CEO or Mr. Dorlack)

Perquisites

We maintain a Flexible Perquisites Program that limits the perquisite cash allowance to 5% of base salary. Each of our NEOs received the allowance in fiscal year 2021 other than Mr. Berthelin. Adient does not reimburse for other expenses such as financial planning, security, club dues, etc., but reimburses U.S.-based NEOs for obtaining a comprehensive physical examination by a physician of his or her choice. In fiscal year 2021, the Committee approved the elimination of the cash perquisite allowance component of the Program for our executive officers effective January 1, 2022. Each applicable NEO (except the CEO) received a base salary adjustment valued at 50% of the annual perquisite value. Our non-U.S.-based NEOs (Messrs. Huang and Berthelin) are eligible for a leased vehicle based on local market practices. Our U.S.-based NEOs are not eligible for a vehicle lease (other than Mr. Stafeil, whose lease arrangement was grandfathered through July 2022 when the perquisite was discontinued for new U.S.-based NEOs in fiscal year 2018). Mr. Stafeil returned his lease vehicle early (in September 2021) and, pursuant to Committee approval in June 2019, received an increase to his base salary of $15,000 in exchange for elimination of his grandfathered vehicle program benefit.

Compensation and Risk Assessment

The Human Capital and Compensation Committee has assessed the risks associated with our compensation programs, policies and practices and engaged Willis Towers Watson to perform an independent assessment. Based on these evaluations, the Human Capital and Compensation Committee does not believe that such compensation programs, policies, and practices create risks that are reasonably likely to have a material adverse effect on Adient.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages for fiscal year 2021, Adient considered factors that may impact financial performance, including tax and accounting rules. One such tax rule is Section 162(m) of the

Code, which limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year. Although the Human Capital and Compensation Committee seeks to structure compensation in a tax-efficient manner when possible, it may award compensation that is not fully deductible under Section 162(m) if it believes such compensation will contribute to the achievement of our business objectives.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement relating to the 2022 Annual General Meeting of Shareholders.

Barb J. Samardzich, Chair

Julie L. Bushman

Peter H. Carlin

Raymond L. Conner

Ricky T. Dillon

Members, Human Capital and Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table sets forth information regarding the compensation of the NEOs of Adient in fiscal year 2021: Douglas G. Del Grosso, President and Chief Executive Officer; Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer; Jerome J. Dorlack, Executive Vice President, Americas; Jian James Huang, Executive Vice President, APAC; and Michel P. Berthelin, Executive Vice President, EMEA.

Summary Compensation Table for Fiscal Year 2021

Name and Principal Position(1) (a)	Year (b)	Salary(2) (c)	Bonus(3) (d)	Stock Awards(4) (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation(5) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) (h)	All Other Compensation(7) (i)	Total (j)
Douglas G. Del Grosso President & CEO	2021	$829,500	–	$11,390,360	–	$1,955,250	–	$67,314	$14,242,424
	2020	$953,634	–	$8,166,116	–	$1,693,696	–	$455,315	$11,268,761
	2019	$1,150,000	$800,000	$10,385,848	–	$1,949,250	–	$211,656	$14,496,754
Jeffrey M. Stafeil Exec VP & CFO	2021	$546,625	–	$3,144,890	–	$858,678	–	$62,830	$4,613,023
	2020	$631,042	–	$4,059,084	–	$748,800	–	$266,682	$5,705,608
	2019	$780,000	–	$1,547,580	–	$881,400	–	$193,676	$3,402,656
Jerome J. Dorlack Exec VP, Americas	2021	$420,000	–	$1,986,518	–	$561,000	–	$34,050	$3,001,568
	2020	$479,861	–	$2,682,370	–	$484,458	–	$175,428	$3,822,117
	2019	$522,727	$400,000	$1,367,146	–	$599,195	–	$99,316	$2,988,384
Jian James Huang Exec VP, APAC(8)	2021	$449,754	–	$1,283,044	–	$530,068	–	$102,691	$2,365,557
	2020	$510,000	–	$644,714	–	$342,168	–	$97,924	$1,594,806
	2019	$590,070	–	$185,686	–	$480,035	–	$102,955	$1,358,746
Michel P. Berthelin Exec VP, EMEA(8)	2021	$371,538	–	$1,418,251	–	$416,664	–	$20,051	$2,226,504
	2020	$324,530	–	$653,909	–	$220,730	–	$20,352	$1,219,521

(1) Name and Principal Position: This column reflects our NEOs’ positions as of September 30, 2021.

(2) Salary: Beginning with the fourth quarter of fiscal year 2020, 30% of our NEOs’ base salaries were replaced with RSU grants for the period beginning July 1, 2020 and ending on June 30, 2021. Then, beginning with the fourth quarter of fiscal year 2021, 30% of our NEOs’ base salaries were replaced with RSU grants for the period beginning July 1, 2021 and ending on June 30, 2022, as described under the heading “Analysis of 2021 Compensation – Base Salary”.

(3) Bonus: For Messrs. Del Grosso and Dorlack, the amounts in column (d) reflect one-time cash bonuses in connection with their commencement of employment.

(4) Stock Awards: The amounts in column (e) for fiscal year 2021 reflect the grant date fair value of equity awards granted during the fiscal year, which consisted of RSUs and PSUs granted under our 2016 Omnibus Incentive Plan and 2021 Omnibus Incentive Plan. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of an ordinary share on the date of grant. In the case of PSUs, the amounts are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding forfeitures. Potential payouts range from 0% to 200% of the target amounts for the PSUs. Assuming performance at the highest level, the aggregate values of the PSUs granted during fiscal year 2021 at the date of grant (based on the maximum number of shares that could be earned under the PSUs and the closing market price of an ordinary share on the date of grant) were as follows: $11,399,979 for Mr. Del Grosso; $2,999,983 for Mr. Stafeil; $1,859,990 for Mr. Dorlack; $1,115,994 for Mr. Huang; and $1,301,965 for Mr. Berthelin. Footnote 12 to the audited financial statements for the fiscal year ended September 30, 2021 which appear in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 23, 2021 includes assumptions that were used in the calculation of the equity award values.

(5) Non-Equity Incentive Plan Compensation: The amounts reported in column (g) reflect annual cash incentive compensation, if any, earned in the fiscal year (which was based on individual and company performance in the fiscal year indicated and paid in the first quarter of the following fiscal year). Annual incentive compensation is discussed in further detail in the section titled “Analysis of 2021 Compensation – Annual Incentive Plan (AIP)” in the Compensation Discussion and Analysis (“CD&A”).

(6) Change In Pension Value: Adient does not offer a defined benefit pension. No NEO received “above-market or preferential earnings” on non-qualified deferred compensation.

(7) All Other Compensation: The fiscal year 2021 amounts reported in column (i) for each NEO consist of the following:

Name	Company Leased Car Program (a) ($)	Perquisite Allowance (b) ($)	Employer Retirement Contributions (c) ($)	Miscellaneous (d) ($)	Total Other Compensation ($)
Douglas G. Del Grosso President & CEO	–	$41,475	$25,839	–	$67,314
Jeffrey M. Stafeil Exec VP & CFO	$18,338	$27,331	$16,881	$280	$62,830
Jerome J. Dorlack Exec VP, Americas	–	$21,000	$13,050	–	$34,050
Jian James Huang Exec VP, APAC	$66,149	$22,488	–	$14,054	$102,691
Michel P. Berthelin Exec VP, EMEA	$10,697	–	$9,354	–	$20,051

(a) Company Leased Car Program: Amounts reflect costs attributable to personal use of an Adient leased vehicle.

(b) Perquisite Allowance: This amount represents an allowance of 5% of base annual salary received during the fiscal year.

(c) Employer Retirement Contributions: Amounts shown include, for the U.S. NEOs, Adient’s matching, and retirement income contributions made under the 401(k) Plan as well as under the Retirement Restoration Plan because the Code limits such contributions under the 401(k) Plan. The amounts contributed under the Retirement Restoration Plan are also reported in the Registrant Contributions column of the Non-Qualified Deferred Compensation Table at Fiscal 2021 Year-End table. For Mr. Berthelin, the amount shown reflects an employer contribution to a pension insurance arrangement. No NEO received “above-market or preferential earnings” on non-qualified deferred compensation.

(d) Miscellaneous: Amount shown for Mr. Huang represents a social insurance cash out paid to non-Chinese employees not enrolled in local social security programs.

(8) Mr. Huang’s cash compensation was paid in RMB and has been converted to U.S. dollars at an exchange rate of U.S.$1.00=RMB 6.5369. Mr. Berthelin’s cash compensation was paid in EUR and has been converted to U.S. dollars at an exchange rate of U.S.$1.00=EUR . 8411. Both of the exchange rates were an average of the 12 monthly average exchange rates during the fiscal year.

Grants of Plan-Based Awards Table for Fiscal Year 2021

The following table summarizes cash-based and equity-based awards for each of the NEOs that were granted with respect to fiscal year 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)(5) ($)
Name	Grant Date	Date of Committee Action	Threshold	Target	Maximum	Threshold	Target	Maximum

Douglas G. Del Grosso President & CEO	11/19/2020	11/19/2020	–	–	–	51,185	204,741	409,482	–	$7,217,120
	11/19/2020	11/19/2020	–	–	–	–	–	–	136,494	$3,799,993
	7/1/2021	6/24/2021	–	–	–	–	–	–	8,265	$373,247
	–	–	$88,875	$1,777,500	$3,199,500	–	–	–	–	–

Jeffrey M. Stafeil Exec VP & CFO	11/19/2020	11/19/2020	–	–	–	13,470	53,879	107,758	–	$1,899,235
	11/19/2020	11/19/2020	–	–	–	–	–	–	35,919	$999,985
	7/1/2021	6/24/2021	–	–	–	–	–	–	5,440	$245,670
	–	–	$39,031	$780,616	$1,405,110	–	–	–	–	–

Jerome J. Dorlack Exec VP, Americas	11/19/2020	11/19/2020	–	–	–	8,351	33,405	66,810	–	$1,177,526
	11/19/2020	11/19/2020	–	–	–	–	–	–	22,270	$619,997
	7/1/2021	6/24/2021	–	–	–	–	–	–	4,185	$188,995
	–	–	$25,500	$510,000	$918,000	–	–	–	–	–

Jian James Huang Exec VP, APAC	11/19/2020	11/19/2020	–	–	–	5,011	20,043	40,086	–	$706,516
	11/19/2020	11/19/2020	–	–	–	–	–	–	13,362	$371,998
	7/1/2021	6/24/2021	–	–	–	–	–	–	4,529	$204,530
	–	–	$24,094	$481,880	$867,384	–	–	–	–	–

Michel P. Berthelin Exec VP, EMEA	11/19/2020	11/19/2020	–	–	–	5,846	23,383	46,766	–	$824,251
	11/19/2020	11/19/2020	–	–	–	–	–	–	15,589	$433,998
	7/1/2021	6/24/2021	–	–	–	–	–	–	3,543	$160,002
	–	–	$18,939	$378,785	$681,813	–	–	–	–	–

(1) These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Analysis of 2021 Compensation — Annual Incentive Plan (AIP)” in the CD&A. Actual payout amounts are rounded up to the next whole dollar, which may result in a payout amount that exceeds the stated maximum by one dollar. The amounts actually earned for fiscal year 2021 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2) These columns show the range of potential payouts for the PSUs granted during fiscal year 2021 under our 2016 Omnibus Incentive Plan that we described in the section titled “Analysis of 2021 Compensation — Long-Term Incentive Plan (LTI)” in the CD&A. The number of PSUs with a grant date of November 19, 2020 that are earned, if any, will be based on performance for fiscal years 2021 through 2023 and will be determined after the close of fiscal year 2023.

(3) The amounts shown in this column reflect the number of RSUs that were granted to each NEO under our 2016 Omnibus Incentive Plan for awards granted on November 19, 2020 and under our 2021 Omnibus Incentive Plan for awards granted on July 1, 2021. The grants made on November 19, 2020 vest ratably over three years, contingent on the NEO’s continued employment (except in the case of retirement), and the grants made on July 1, 2021 vest 100% on the one-year anniversary of the grant, contingent on the NEO’s continued employment (subject to full continued vesting upon retirement and involuntary terminations of employment other than for cause, and subject to full accelerated vesting upon death or disability).

(4) No stock options were granted to Adient’s NEOs in fiscal year 2021.

(5) Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 12 to the audited financial statements for the fiscal year ended September 30, 2021, which appear in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 23, 2021, includes assumptions that were used in the calculation of the equity award values.

Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table shows, for each of the NEOs, all Adient equity awards that were outstanding as of September 30, 2021. Dollar amounts shown in the Stock Awards columns are based on the closing price of Adient’s ordinary shares of $41.45 on the NYSE on September 30, 2021.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) (4)
	(#)	(#)	($)		(#)	($)	(#)	($)
Douglas G. Del Grosso President & CEO	–	–	–	–	238,358	$9,879,939	673,424	$27,913,425
Jeffrey M. Stafeil Exec VP & CFO	–	–	–	–	132,831	$5,505,845	150,048	$6,219,490
Jerome J. Dorlack Exec VP, Americas	–	–	–	–	98,637	$4,088,504	90,492	$3,750,893
Jian James Huang Exec VP, APAC	222	–	$28.97	10/5/2022	28,866	$1,196,496	45,160	$1,871,882
Michel P. Berthelin Exec VP, EMEA	–	–	–	–	34,692	$1,437,983	51,840	$2,148,768

(1) The award listed in this column is an award of share appreciation rights converted from a legacy Johnson Controls award at the time of our spinoff from Johnson Controls. The award was adjusted to preserve the intrinsic value at the time of the spinoff. The award listed in this column has a grant date ten-years prior to its expiration date. The share appreciation right vested 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment (or earlier retirement).

(2) RSU vesting dates are as follows:

•

Mr. Del Grosso — 19,766 shares vest on October 1, 2021; 36,365 shares vest on November 18, 2021; 45,043 shares vest on November 19, 2021; 8,265 shares vest on July 1, 2022; 37,468 shares vest on November 18, 2022; 45,043 shares vest on November 19, 2022; 46,408 shares vest on November 19, 2023

•

Mr. Stafeil — 6,769 shares vest on October 1, 2021; 11,962 shares vest on November 18, 2021; 30,207 shares vest on November 18, 2021; 11,853 shares vest on November 19, 2021; 5,440 shares vest on July 1, 2022; 12,326 shares vest on November 18, 2022; 30,208 shares vest on November 18, 2022; 11,854 shares vest on November 19, 2022; 12,212 shares vest on November 19, 2023

•

Mr. Dorlack — 7,451 shares vest on October 1, 2021; 6,699 shares vest on November 18, 2021; 25,565 shares vest on November 18, 2021; 7,349 shares vest on November 19, 2021; 4,185 shares vest on July 1, 2021; 6,902 shares vest on November 18, 2022; 25,565 shares vest on November 18, 2022; 7,349 shares vest on November 19, 2022; 7,572 shares vest on November 19, 2023

•

Mr. Huang —812 shares vest on October 1, 2021; 1,435 shares vest on November 18, 2021; 3,624 shares vest on November 18, 2021; 4,409 shares vest on November 19, 2021; 4,529 shares vest on July 1, 2021; 1,479 shares vest on November 18, 2022; 3,625 shares vest on November 18, 2022; 4,410 shares vest on November 19, 2022; 4,543 shares vest on November 19, 2023

•

Mr. Berthelin — 1,146 shares vest on October 1, 2021; 1,435 shares vest on November 18, 2021; 5,518 shares vest on November 18, 2021; 5,144 shares vest on November 19, 2021; 463 shares vest on May 8, 2022; 3,543 shares vest on July 1, 2022; 1,479 shares vest on November 18, 2022; 5,145 shares vest on November 19, 2022; 5,519 shares vest on November 18, 2022; 5,300 shares vest on November 19, 2023

(3) We have calculated the market value of unvested RSUs and PSUs using the September 30, 2021 closing market price for an ordinary share, which was $41.45.

(4) The number of unvested PSUs listed in this table is, consistent with the SEC’s disclosure requirements, based on threshold performance for the fiscal year 2020 grants and based on superior performance for fiscal year 2021 grants. Threshold performance for the fiscal year 2020 grants and superior performance for fiscal year 2021 grants are a level of performance higher than the level at which performance was trending through the end of fiscal year 2021. The PSUs will be earned or forfeited based on performance over three fiscal years. Furthermore, Mr. Del Grosso’s PSUs that were granted in connection with his hiring, which included vesting conditions based on stock price is included based on target performance as the award paid out at target on October 1, 2021, which is during Adient’s fiscal year 2022.

Option Exercises and Stock Vested During Fiscal Year 2021

The following table provides information about RSUs and PSUs that vested in, or based on a performance period that ended during, fiscal year 2021. No NEOs exercised stock options during fiscal year 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Douglas G. Del Grosso President & CEO	–	–	138,546	$5,111,668
Jeffrey M. Stafeil Exec VP & CFO	–	–	58,363	$2,110,980
Jerome J. Dorlack Exec VP, Americas	–	–	48,232	$1,851,768
Jian James Huang Exec VP, APAC	–	–	16,530	$640,569
Michel P. Berthelin Exec VP, EMEA	–	–	15,221	$605,513

(1) Amounts represent the product of the number of shares acquired on vesting, or the number of RSUs or PSUs that vested and were deferred under the Executive Deferred Compensation Plan, multiplied by the closing market price of our ordinary shares on the vesting date, plus the value of dividend equivalents that were released or earned and deferred, as applicable.

Non-Qualified Deferred Compensation Table at Fiscal 2021 Year-End

The following table sets forth certain information with respect to participation in the Adient US LLC Executive Deferred Compensation Plan by the NEOs during the fiscal year ending on September 30, 2021. Messrs. Huang and Berthelin were not eligible to participate in the Adient US LLC Executive Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY(4) ($)
Douglas G. Del Grosso President & CEO	$131,892	$13,371	$120,177	–	$1,039,268
Jeffrey M. Stafeil Exec VP & CFO	$225,127	$3,831	$2,240,146	–	$5,075,697
Jerome J. Dorlack Exec VP, Americas	$35,367	$0	$77,612	–	$381,460

(1) Certain amounts that appear in the Non-Qualified Deferred Compensation table relate to compensation that is or was also reported in the Summary Compensation Table as compensation for fiscal year 2021 or earlier fiscal years. The Executive Contributions of each of Messrs. Del Grosso, Stafeil, and Dorlack include amounts that are also reported in the Salary column in the Summary Compensation Table for fiscal year 2021. The Executive Contribution of Mr. Stafeil also includes amounts attributable to the vesting of an equity award the settlement of which was deferred under the Executive Deferred Compensation Plan, valued on the basis of the closing market price of our ordinary shares on the vesting date. The equity award was reported in the Summary Compensation Table for the fiscal year in which it was granted on the basis of the fair value on the date of grant.

(2) Amounts shown include the company matching contributions that we make under the Retirement Restoration Plan because the Code limits such contributions under the 401(k) Plan through May 15, 2020. The matching contributions were suspended on May 16, 2020. The Registrant Contributions of Messrs. Del Grosso and Stafeil include amounts that are also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Dorlack did not receive Registrant Contributions in fiscal year 2021 as the qualified 401(k) Plan contribution limit was not reached.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that an NEO has deferred. Investment earnings include amounts relating to appreciation in the price of ordinary shares because the deferred amounts include deferred stock units, the value of which is tied to the value of ordinary shares. Investment earnings also include amounts relating to the appreciation or depreciation in the value of other investment alternatives, which are generally similar to the investment alternatives available under the 401(k) Plan. Aggregate Earnings also include dividend equivalents that we pay on RSUs that have not yet vested, which we credit to an NEO’s deferred compensation account subject to vesting.

(4) The Aggregate Balance at Last FYE includes amounts transferred from legacy Johnson Controls deferred compensation plans in connection with our spinoff from Johnson Controls for Mr. Stafeil.

Adient maintains the following two non-qualified deferred compensation plans under which selected executives, as determined by the Human Capital and Compensation Committee, including NEOs (other than Messrs. Huang and Berthelin), could elect to defer their compensation.

•	The Adient US LLC Executive Deferred Compensation Plan allows selected executives to defer up to 100% of their long-term PSUs and restricted stock or RSU awards.

•

The Adient US LLC Retirement Restoration Plan allows selected executives to defer 6% of their compensation that is not eligible to be deferred into the 401(k) Plan because of qualified plan limits that the Code imposes. The Retirement Restoration Plan also credits participants with a company contribution equal to the difference between the amount of matching contribution made under the 401(k) Plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into the 401(k) Plan. Prior to fiscal year 2021, there was an additional retirement income contribution available within the Retirement Restoration Plan, but that contribution was discontinued in September 2020 in connection with the change to the fixed, non-matching employer contribution formula under the 401(k) Plan. As a result, eligible executives are eligible for a fixed, non-matching employer contribution based on the same formula the executive receives in the qualified 401(k) Plan.

Potential Payments upon Termination and Change in Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the NEOs upon termination of employment or upon the occurrence of a change in control of Adient, assuming the triggering event, or events, occurred on September 30, 2021. Equity award amounts are based on the closing price of Adient’s ordinary shares of $41.45 on the NYSE on September 30, 2021. The arrangements under which the severance and other enhanced benefits would have been paid are described in the footnotes to the table.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR A CHANGE IN CONTROL
	Change In Control		Other Termination

Name / Form of Compensation	Without Qualified Term	With Qualified Term(1)	With Cause	Without Cause Involuntary (2)	Retirement (3)	Death or Disability (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Douglas G. Del Grosso
Cash Severance	$0	$9,153,196	$0	$1,777,500	NA	$0
Benefit & Perk Continuation	$0	$533,705	$0	$266,853	NA	$0
Accelerated Vesting of Equity	$0	$3,854,353	$0	$3,854,353	NA	$9,879,939
Jeffrey M. Stafeil
Cash Severance	$0	$4,873,878	$0	$1,192,500	NA	$0
Benefit & Perk Continuation	$0	$606,456	$0	$266,853	NA	$0
Accelerated Vesting of Equity	$0	$2,756,715	$0	$2,756,715	NA	$5,505,845
Jerome J. Dorlack
Cash Severance	$0	$3,444,653	$0	$900,000	NA	$0
Benefit & Perk Continuation	$0	$265,602	$0	$132,801	NA	$0
Accelerated Vesting of Equity	$0	$2,178,529	$0	$2,178,529	NA	$4,088,504
Jian James Huang
Cash Severance	$0	$53,543	$0	$53,542	NA	$0
Benefit & Perk Continuation	$0	$0	$0	$0	NA	$0
Accelerated Vesting of Equity	$0	$478,665	$0	$0	NA	$1,196,496
Michel P. Berthelin
Cash Severance	$0	$133,753	$0	$133,753	NA	$0
Benefit & Perk Continuation	$0	$0	$0	$0	NA	$0
Accelerated Vesting of Equity	$0	$622,123	$0	$0	NA	$1,437,983

(1) In the event of a change in control and an involuntary termination other than for cause, disability or death or a resignation for good reason, within the two years following the change in control, the NEOs, with the exception of Messrs. Huang and Berthelin, would be entitled to the benefits described in the column titled “Change of Control Termination” in the table under the heading “Severance and Change of Control

Agreements” on pages 40-42 of the CD&A. Mr. Huang would be entitled to one month of base salary and accelerated vesting of outstanding equity awards, subject to the Adient plc 2016 Omnibus Incentive Plan and 2021 Omnibus Incentive Plan. Mr. Berthelin would be entitled to three months of base salary pursuant to the notice requirement under his employment agreement and accelerated vesting of outstanding equity awards, subject to the Adient plc 2016 Omnibus Incentive Plan and 2021 Omnibus Incentive Plan. All dividend equivalents relating to equity awards receive the same treatment as the related equity awards. These payments are subject to possible reduction if the excise tax under Section 4999 would apply. Specifically, if any payment to or for the benefit of the NEO, whether paid or provided pursuant to the terms of the Key Executive Severance and Change of Control Agreement or otherwise (the “Payments”) would subject the NEO to an excise tax under Code Section 4999, then the aggregate present value of the benefits provided to the NEO pursuant to the Key Executive Severance and Change of Control Agreement (the “Benefit Payments”) will be reduced to an amount which maximizes the aggregate present value of Benefit Payments without causing any of the Payment to be subject to such tax by the NEO (the “Reduced Amount”). That reduction will not apply if the value of such Payments (after payment of all federal, state, and local income taxes, federal employment taxes and the excise taxes due under Code Section 4999) would exceed the after-tax value of the Reduced Amount. Solely for purposes of calculating the amounts disclosed in the table above, we assumed that no reduction would apply.

(2) In the event of an involuntary termination without cause or for good reason not in connection with a change in control, the NEOs, with the exception of Messrs. Huang and Berthelin, would be entitled to the benefits as described in the column titled “Non-Change of Control Termination” in the table under the heading “Severance and Change of Control Agreements” on pages 40-42 of the CD&A. Mr. Huang would be entitled to one month of base salary and, per his equity award agreements, all unvested equity awards granted on September 30, 2020 or prior would continue to vest as if Mr. Huang was still employed with the Company as he meets the plan definition of retirement. All unvested equity awards granted after September 30, 2020 would be forfeited for Mr. Huang. Mr. Berthelin would be entitled to three months of base salary pursuant to the notice requirement under his employment agreement and, per his equity award agreements, all unvested equity awards would be forfeited. All dividend equivalents relating to equity awards receive the same treatment as the related equity awards.

(3) In the event of retirement, NEOs would be eligible for:

•

continued vesting of restricted stock and RSUs and PSUs granted on or after October 2, 2017 (contingent on actual performance in the case of PSUs), if the NEO’s employment terminates due to retirement after the first anniversary of the grant date and the NEO is at least age 60. If the NEO engages in inimical conduct (as determined by the plan administrator) after his or her retirement, any RSUs that have not yet been settled shall automatically be forfeited;

•	dividend equivalent treatment equivalent to the treatment of the related equity awards; and
•	his or her account balance under the Retirement Restoration Plan.

(4) In the event of a death or disability, NEOs would be eligible for:

•	full vesting of all unvested RSUs;
•	a pro rata portion of unearned PSUs (based on actual performance);
•	his or her account balance under the Retirement Restoration Plan; and
•	dividend equivalent treatment equivalent to the treatment of the related equity awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of the median Adient employee to the annual total compensation of the CEO.

For fiscal year 2021:

The Total Compensation of our CEO	$14,242,424
Estimated Annual Total Compensation of our Median Employee(1)	$18,799
Estimated Ratio of the CEO’s to the Median Employee’s Annual Total Compensation	758:1

(1) Our median employee is a production team leader located in Hungary.

We believe the pay ratio reported above, which is based on the methodologies and assumptions described below, is a reasonable estimate calculated in a manner consistent with SEC rules. SEC rules for identifying the median employee and determining the pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the pay ratio reported by other companies, which may have utilized other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, are likely not comparable to our CEO pay ratio.

With respect to the identification of the median compensation of all employees (excluding the CEO) for fiscal year 2021, the methodology and the material assumptions, adjustments and estimates that we used to identify the median employee were as follows:

•

We determined on July 1, 2021 that Adient’s total global employee population consisted of 82,620 full-time, part-time, and temporary employees in the U.S. and 34 other countries; consistent with our compensation philosophy, we seek to offer competitive pay in each market in which we operate.

•

As permitted by SEC rules, under the 5% “de minimis exception” we excluded 4,034 non-U.S. employees, representing 4.88% of Adient’s total workforce. Employees from the following countries were excluded: Lesotho (551), Turkey (1,333), Russia (220), Argentina (159), Hong Kong (10), Indonesia (227), South Africa (1,013) and Morocco (521). After excluding the employees in these countries pursuant to the de minimis exception, the employee population as of July 1, 2021, consisted of 78,586 employees, including 12,302 employees in the U.S. (14.89%) and 66,284 employees outside the U.S. (80.23%).

•

The consistently applied compensation measure (“CACM”) we used to determine the median employee was base salaries and wages collected from payrolls in all countries from the dates of July 1, 2020 to July 1, 2021. We evaluated multiple approaches for the CACM, and we concluded base salary and wages were the most consistent pay elements across all 35 countries’ payrolls.

•	We annualized the compensation of permanent employees who did not work the full fiscal year (e.g., new hires and employees on leave).

•	We did not apply cost-of-living adjustments to non-U.S. countries in identifying the median employee.

After identifying the median employee, we calculated the median employee’s annual total compensation for fiscal year 2021 in accordance with the SEC’s requirements governing preparation of the Summary Compensation Table. We calculated the annual total compensation of the CEO for fiscal year 2021 as shown in the Summary Compensation Table.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2021 with respect to our ordinary shares issuable under our equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,136,529(1)	$43.05(2)	4,127,018(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,136,529(1)	$43.05(2)	4,127,018(3)

(1) Consists of ordinary shares subject to: (a) 1,093,920 performance share units (reflected at the target award amount), (b) 1,004,411 restricted share units and (c) 38,198 stock options, respectively, outstanding under our equity compensation plans.

(2) Excludes performance share units and restricted share units, which have no exercise price.

(3) Includes ordinary shares that remain available for grant under our equity compensation plans as follows: 4,127,018 shares under our 2021 Omnibus Incentive Plan.

NON-EMPLOYEE DIRECTOR COMPENSATION

During fiscal year 2020, the Board determined to reduce each Board member’s total retainer (including Committee and/or Board Chair fees, as applicable) by 5% (which was 20% of its total retainer for the quarter in 2020 during which Adient’s executive officers took a similarly-sized compensation reduction), applied pro rata across its cash retainer (including Committee and/or Board Chair fees, as applicable) and the ordinary share grant, to reflect its alignment with the reduction in salary that the executive officer team saw during fiscal 2020 as a part of Adient’s COVID-19 expense management. Because the directors had already received their retainer and ordinary share grant in March 2020, the Board determined to reduce the fiscal year 2021 cash compensation in the following amounts: Mr. Henderson—$11,500; Mr. Conner—$7,750; Mr. Goodman—$7,750; Ms. Samardzich—$7,750; Ms. Bushman—$7,250; Mr. Carlin—$7,250; and Mr. Gutiérrez—$7,250. In addition, each Board member’s fiscal year 2021 ordinary share grant was reduced by $7,250, except Mr. Henderson whose ordinary share grant was reduced by $11,500, reflecting his additional Board Chair fee. These reductions in compensation are reflected in the fiscal year 2021 compensation table presented below.

In light of the foregoing, non-employee director annual compensation for fiscal year 2021 consisted of the following:

•

A retainer at an annual rate of $275,500, of which $137,750 is paid in cash and $137,750 is paid in the form of our ordinary shares at the then-current market price, issued under the Adient plc 2021 Omnibus Incentive Plan. However, we will return to the retainer at an annual rate of $290,000, of which $145,000 will be paid in cash and $145,000 will be paid in ordinary shares, for our 2022 fiscal year.

•

A committee chair fee at an annual rate of $9,500, payable in cash for each of the chairs of the Audit Committee, Human Capital and Compensation Committee and Corporate Governance Committee. However, we will return to paying our committee chair fee at an annual rate of $10,000 in cash for these Committees of the Board for our 2022 fiscal year.

•

A Board Chair fee (in addition to the annual retainer described above) at an annual rate of $161,500, of which $80,750 is paid in cash and $80,750 of which is paid in the form of our ordinary shares at the then-current market price, issued under the Adient plc 2021 Omnibus Incentive Plan. However, we will return to paying our Board chair fee at an annual rate of $170,000, split between cash and ordinary shares, for our 2022 fiscal year.

In addition, during times in which we have a Lead Director, a Lead Director fee will be paid at an annual rate of $30,000, payable in cash, provided that a non-employee Lead Director will not receive any committee chair fees described above.

We pay the cash retainer fee and committee chair fee, and we issue the ordinary share portion of the annual retainer, in advance, at, or as soon as practicable after, the date of each annual general meeting of shareholders, subject to exceptions described in our Non-Employee Directors Compensation Summary and Ownership Guidelines. We also pay the Board Chair fee at the time of the annual general meeting. In addition to providing the retainers described above, we reimburse non-employee directors for any reasonable expenses relating to their service as directors. Non-employee directors do not receive any additional meeting fees for attendance at meetings of the Board or its committees. A director who is also an employee of Adient receives no additional remuneration for services as a director of Adient.

We maintain a director share ownership policy that requires our directors to hold significant amounts of our ordinary shares. Our current share ownership policy requires our directors to hold an amount of Adient ordinary shares equal to five times the annual cash retainer within five years of their election or appointment to the Board. All of our directors either hold sufficient shares to comply with the share ownership policy guidelines or have additional time to acquire sufficient shares.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Julie L. Bushman	137,750	137,750	275,500
Peter H. Carlin	137,750	137,750	275,500
Raymond L. Conner	147,250	137,750	285,000
Ricky T. Dillon(3)	122,753	117,100	239,853
Richard Goodman	147,250	137,750	285,000
José M. Gutiérrez	137,750	137,750	275,500
Frederick A. Henderson	218,500	218,500	437,000
Barb J. Samardzich	147,250	137,750	285,000

(1) Amounts shown in this column reflect the cash portion of the annual retainer and the committee chair and Board chair fees earned for service during fiscal year 2021.

(2) Amounts shown in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The equity grant portion of the regular annual retainer was granted on March 9, 2021 when the closing price per share of Adient ordinary shares was $38.76.

(3) In connection with Mr. Dillon’s election to the Board, he received a pro rata portion of the typical $145,000 annual cash retainer and the typical annual $145,000 retainer that is paid in ordinary shares of Adient. Based upon the timing of his appointment, his compensation does not reflect any reduction in compensation in relation to Adient’s COVID-19 expense management activities in fiscal year 2020. The number of shares to be granted to Mr. Dillon for the pro rata equity portion of his annual retainer was calculated effective as of May 3, 2021, the date he was elected to the Board, using the closing price per share of our ordinary shares on that date of $47.34. As required by SEC regulations, the value of the grant shown in the “Stock Awards” column in the table above was calculated as of the effective date of the grant, July 1, 2021, when the closing price per share of our ordinary shares was $45.16, resulting in the amount shown in the “Stock Awards” column in the table above being lower than the target value of the pro rata equity retainer.

PROPOSAL FOUR:

AUTHORIZATION OF THE BOARD TO ISSUE SHARES UNDER IRISH LAW

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Adient’s current authorization was most recently approved by its shareholders at its 2021 Annual General Meeting of Shareholders and authorizes the Board to issue shares up to 33% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 19, 2021. This authorization will expire on September 10, 2022, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below, which are in line with customary practice in Ireland. If this proposal is not passed, Adient will have a limited ability to issue new ordinary shares after September 10, 2022.

It is customary practice in Ireland to seek shareholder authority to issue shares with an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be limited for a period of 12 to 18 months. Therefore, in accordance with that customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary share capital as of January 17, 2022 (the latest practicable date before this Proxy Statement), for a period expiring on the date which is 18 months from our 2022 Annual General Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association pursuant to the terms set forth below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized to exercise all powers of Adient to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US$31,272.91 (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 17, 2022 (the last practicable date before this Proxy Statement)) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company; provided that Adient may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority by this resolution conferred had not expired.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL FIVE:

AUTHORIZATION OF THE BOARD TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the preemption right). Our current authorization, most recently approved by our shareholders at our 2021 Annual General Meeting of Shareholders, will expire on September 10, 2022, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to opt-out of the preemption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the preemption rights provision in the event of (i) the issuance of shares in connection with any rights issue and (ii) the issuance of shares for cash if the issuance is limited to up to 10% of a company’s issued ordinary share capital and provided that the authority granted in respect of 5% of such issued share capital is only used for the purposes of an acquisition or specified capital investment. It is also customary practice for such authority to be limited to a period of 12 to 18 months.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory preemption rights, up to a maximum of approximately 10% of Adient’s issued ordinary share capital as of January 17, 2022 (the latest practicable date before this Proxy Statement) provided that the authority granted in respect of 5% of such issued share capital is used for the purposes of an acquisition or a specified capital investment. The proposed authority is for a period expiring on the date which is 18 months from our 2022 Annual General Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Constitution upon the terms below. Without this authorization, in each case where we issue shares for cash after September 10, 2022, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies.

75% of the votes cast at the Annual General Meeting will be required to renew the authorization of the Board to opt out of statutory preemption rights. In addition, this proposal is conditional upon the approval of Proposal 4, as required by Irish law.

Accordingly, the following resolution will be submitted (as a special resolution as required under Irish law) to our shareholders for approval at the Annual General Meeting:

RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal 4 as set out in the Proxy Statement for this Annual General Meeting and with effect from the passing of this resolution, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal 4 as if section 1022(1) of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US$9,476.64 (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 17, 2022 (the latest practicable date before this Proxy Statement)) provided that, with respect to equity securities up to an aggregate nominal value of US$4,738.32 (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital as of January 17, 2022), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that Adient may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our ordinary shares by persons known to us to own more than five percent of Adient ordinary shares based upon information available furnished by the identified persons to the SEC as of the Record Date.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding

FMR LLC(1) 245 Summer Street Boston, MA 02210	10,813,143	11.41%
Blackrock, Inc.(2) 55 East 52nd Street New York, NY 10055	10,185,573	10.75%
Lyrical Asset Management LP(3) 250 West 55th Street, 37th Floor New York, NY 10019	5,470,505	5.77%

(1) The amount shown for the number of ordinary shares beneficially held by FMR LLC was provided pursuant to the Schedule 13G/A filed May 10, 2021 with the SEC, indicating beneficial ownership as of April 30, 2021. FMR LLC has sole voting power over 615,150 shares, sole investment power over 10,813,143 shares, and no shared voting power or shared investment power.

(2) The amount shown for the number of ordinary shares beneficially held by Blackrock, Inc. was provided pursuant to the Schedule 13G/A filed January 27, 2021 with the SEC, indicating beneficial ownership as of December 31, 2020. Blackrock, Inc. has sole voting power over 10,024,925 shares, sole investment power over 10,185,573 shares, and no shared voting power or shared investment power.

(3) The amount shown for the number of ordinary shares beneficially held by Lyrical Asset Management LP was provided pursuant to the Schedule 13G/A filed February 16, 2021 with the SEC, indicating beneficial ownership as of December 31, 2020. Lyrical Asset Management LP has shared voting power and shared investment power over 5,470,505 shares and no sole voting power or sole investment power.

Share Ownership of Directors and Executive Officers

The following table lists beneficial ownership of our ordinary shares, as defined by SEC rules, as of the Record Date for the persons and group specified. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The address of each director, director nominee and current executive officer shown in the table below is c/o Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned(1)	Percentage of Outstanding	Share Units(2)
Michel P. Berthelin	18,955	*	31,801
Julie L. Bushman	29,290	*	—
Peter H. Carlin	26,114	*	—
Raymond L. Conner	31,683	*	—
Douglas G. Del Grosso	234,731	*	218,397
Ricky T. Dillon	2,593	*	—
Jerome J. Dorlack	54,722	*	66,362
Richard Goodman	28,609	*	—
José M. Gutiérrez	24,973	*	—
Frederick A. Henderson	57,021	*	—
Jian James Huang	—	*
Barb J. Samardzich	28,220	*	—
Gregory S. Smith	5,590	*	8,896
Jeffrey M. Stafeil	93,135	*	183,537
Heather M. Tiltmann	10,253	*	26,368
All current directors and executive officers as a group (15 persons)	645,889	*	535,361

* Less than 1.0%.

(1) The balance includes all ordinary shares over which the person holds or shares voting and/or investment power.

(2) Reflects ordinary shares subject to unvested RSUs that will be settled in shares upon vesting, ordinary shares subject to unvested RSUs that will be deferred under Adient’s Deferred Compensation Plan and settled in cash, and share units relating to ordinary shares that were deferred under Adient’s Deferred Compensation Plan as of the Record Date. These amounts do not represent voting rights and are not included in the amounts in the “Ordinary Shares Beneficially Owned” column.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors and certain officers file reports of ownership and changes of ownership of our ordinary shares with the SEC and the NYSE. We believe that during our fiscal year ended September 30, 2021, our officers and directors complied with all such filing requirements.

OTHER MATTERS AT THE ANNUAL GENERAL MEETING

The Board does not know of any other matters that will be presented at the Annual General Meeting, but if other matters do properly come before the meeting, it is intended that the named proxies – Mr. Henderson and Ms. Tiltmann – will vote according to their best judgment.

By Order of the Board of Directors,

Heather M. Tiltmann

Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary

Dated: January 25, 2022

Adient plc 25-28 NORTH WALL QUAY IFSC, DUBLIN 1 IRELAND SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM ET on March 6, 2022 (or for shares held through the Adient US LLC Savings and Investment (401k) Plan no later than 11:59 PM ET on March 3, 2022). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM ET on March 6, 2022 (or for shares held through the Adient US LLC Savings and Investment (401k) Plan no later than 11:59 PM ET on March 3, 2022). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D64993-P64763-Z81531 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY ADIENT PLC The Board of Directors recommends you vote FOR the following: Election of Directors Nominees: 1a. Julie L. Bushman 1b. Peter H. Carlin 1c. Raymond L. Conner 1d. Douglas G. Del Grosso 1e. Ricky T. Dillon 1f. Richard Goodman 1g. José M. Gutiérrez 1h. Frederick A. Henderson 1i. Barb J. Samardzich Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 2. To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2022 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration. 3. To approve, on an advisory basis, our named executive officer compensation. 4. To renew the Board of Directors’ authority to issue shares under Irish law. 5. To renew the Board of Directors’ authority to opt-out of statutory preemption rights under Irish law. In their discretion, the proxies are authorized to vote on such matters as may properly come before the meeting or any adjournments thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D64994-P64763-Z81531 Adient plc Annual General Meeting of Shareholders March 8, 2022 1:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Frederick A. Henderson and Heather M. Tiltmann, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the ordinary shares of Adient plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 1:00 PM, local time, on March 8, 2022, at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland, and any adjournment or postponement thereof. A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Frederick A. Henderson and Heather M. Tiltmann, please contact the Office of the Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side